EXECUTION COPY

INVESTMENT AGREEMENT
Dated as of May 14, 2007
between
FIRST ALBANY COMPANIES INC.
and
MATLINPATTERSON FA ACQUISITION LLC

Section 7.3 Damages Threshold	39
Section 7.4 Indemnification Procedures	40
Section 7.5 Third-Party Claims	40
Section 7.6 Special Tax Indemnity	41
Section 7.7 Tax Treatment of Indemnity Payments	41

ARTICLE VIII
FURTHER AGREEMENTS

Section 8.1 Public Announcements	41
Section 8.2 Fees and Expenses	41

ARTICLE IX
GENERAL

Section 9.1 Termination	43
Section 9.2 Notice	44
Section 9.3 Complete Agreement; No Third-Party Beneficiaries	44
Section 9.4 GOVERNING LAW	45
Section 9.5 No Assignment	45
Section 9.6 Headings	45
Section 9.7 Counterparts	45
Section 9.8 Remedies; Waiver	45
Section 9.9 Severability	46
Section 9.10 Amendment; Waiver	46

Exhibits

Exhibit A — Defined Terms
Exhibit B — Form of Opinion of Sidley Austin LLP
Exhibit C — List of Closing Deliveries
Exhibit D — Form of Opinion of Dewey Ballantine LLP
Exhibit E — Financing Commitment
Exhibit F — Form of Registration Rights Agreement

INVESTMENT AGREEMENT
     INVESTMENT AGREEMENT (this “Agreement”), dated as of May 14, 2007, between FIRST ALBANY COMPANIES INC., a New York corporation (the “Company”), and MATLINPATTERSON FA ACQUISITION LLC, a Delaware limited liability company (the “Investor”),
WITNESSETH:
     WHEREAS the Company wishes to issue and sell to the Investor (and any Co-Investors designated by the Investor as provided below), and the Investor (together with any such Co-Investors) wishes to purchase from the Company, the Purchased Shares and related Rights (each as defined below, with such purchase being sometimes hereinafter referred to as the “Investment”) upon the terms and subject to the conditions set forth herein and in the Registration Rights Agreement (as defined below);
     WHEREAS the Board of Directors of the Company (the “Board”), based on the unanimous recommendation of a special committee of independent directors of the Company (the “Special Committee”), has approved, and deems it advisable and in the best interests of the shareholders of the Company, to consummate the Investment and the related transactions contemplated herein (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein;
     WHEREAS, concurrently with the consummation of the Investment, the Company and the Investor wish to make certain changes to the Board, including making certain changes to the composition and membership and the committees thereof;
     WHEREAS, the Investor has entered into certain voting agreements with certain shareholders of the Company pursuant to which such shareholders have agreed to vote the shares of Common Stock beneficially owned by them in favor of approval of the Transactions (“Voting Agreements”), and may enter into additional such Voting Agreements after the date hereof;
     NOW, THEREFORE, in consideration of these premises and the representations, warranties, covenants and agreements herein set forth, the parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     Section 1.1 Definitions. The capitalized terms that are defined in Exhibit A are used herein with the meanings set forth therein.

     Section 1.2 Interpretation.
     (a) Headings. The headings to the Articles, Sections and Subsections of this Agreement or any Exhibit to this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
     (b) Usage. In this Agreement, unless the context requires otherwise: (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender; (iii) the Exhibits to this Agreement are hereby incorporated into, and shall be deemed to be a part of, this Agreement; (iv) the terms “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (v) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (vi) a reference to any Article, Section, Subsection or Exhibit shall be deemed to refer to the corresponding Article, Section, Subsection, or Exhibit of this Agreement and (vii)a reference to any Schedule shall be deemed to refer to the corresponding Schedule to the Company Disclosure Letter.
ARTICLE II
PURCHASE AND SALE OF PURCHASED SHARES
     Section 2.1 Purchase and Sale of Stock.
     (a) At the Closing, the Company shall issue and sell, and the Purchasers shall purchase, the number of Purchased Shares determined pursuant to Section 2.1(b) below, together with one Right attached to each such Purchased Share, all on the terms set forth herein and free and clear of any Liens. At the Closing, the Purchasers shall pay the Company, as consideration for the Purchased Shares, an aggregate purchase price of $50,000,000 (the “Purchase Price”) less any Reimbursable Expenses permitted to be deducted from the Purchase Price pursuant to Section 8.2 below (the amount of the Purchase Price remaining after the deduction of such Reimbursable Expenses being sometimes hereinafter referred to as the “Net Purchase Price”).
     (b) The number of shares of Common Stock to be purchased by the Purchasers hereunder (the “Purchased Shares”, which term shall also be deemed to refer to the attached Rights unless the context requires otherwise) shall be 33,333,333, subject to adjustment as provided in subsections (i) and (ii) below. The Purchase Price will not be changed as a result of any such adjustment in the number of Purchased Shares.
          (i) If the DEPFA Transaction has not been consummated prior to the Closing Date, the number of Purchased Shares shall be equal to the product of (x) 33,333,333 multiplied by (y) the Excess Compensation Dilution Factor. The “Excess Compensation Dilution Factor” for such purpose shall be determined in accordance with the following formula:

ECDF =	1 +	EC ÷ OS
$1.50

where:

ECDF	=	The Excess Compensation Dilution Factor
EC	=	The amount of Excess Compensation
OS	=	The number of shares of Common Stock outstanding as of the Closing Date (before giving effect to the Transactions)
“Excess Compensation” shall mean the sum of (1) any Excess Cash Compensation and (2) any Excess Imputed Stock Based Compensation. “Excess Cash Compensation” shall mean the incremental amount of cash compensation paid or payable, directly or indirectly, by the Company or any Subsidiary to or in respect of any MCMG Employees as a result of the Closing taking place prior to the closing of the DEPFA Transaction. Such Excess Cash Compensation shall include any cash bonuses or other amounts paid or payable by the Company or any Subsidiary to any such MCMG Employee (or payable to DEPFA in respect of such MCMG Employee pursuant to Section 2.1(h) of the DEPFA Purchase Agreement) that would not have been so paid or payable if the DEPFA Transaction had been consummated immediately prior to the Closing Date and assuming that all the MCMG Employees would have become employees of DEPFA as part of the DEPFA Transaction. “Excess Imputed Stock Based Compensation” shall mean the sum of (i) the product of (A) the number of shares of Common Stock subject to Restricted Stock Awards granted to MCMG Employees that become vested as a result of the Closing taking place that would not have become vested if the DEPFA Transaction had been consummated immediately prior to the Closing Date and assuming that all the MCMG Employees would have become employees of DEPFA as part of the DEPFA Transaction multiplied by (B) $1.50 per share and (ii) the product of (x) the number of shares of Common Stock subject to Employee Stock Options granted to MCMG Employees that become vested as a result of the Closing taking place that would not have become vested if the DEPFA Transaction had been consummated immediately prior to the Closing Date and assuming that all the MCMG Employees would have become employees of DEPFA as part of the DEPFA Transaction, but only to the extent that the exercise price with respect to any such Employee Stock Option is less than $1.50 per share, multiplied by (y) with respect to each such Employee Stock Option, the excess of $1.50 per share over the applicable exercise price.
          (ii) (A) If the Net Tangible Book Value Per Share as of the Closing Date as shown in the Closing Net Tangible Book Value Report is less than $1.60, the number of Purchased Shares shall be equal to (x) the number of Purchased Shares after giving effect to any adjustment required pursuant to subsection (i) above multiplied by (y) the NTBV Adjustment Factor. The “NTBV Adjustment Factor” for such purpose shall be determined in accordance with the following formula:

NTBVAF	=	1 + $1.50 — .8886NTBV
$1.50

where:

NTBVAF	=	The NTBV Adjustment Factor, which shall not be less than 1.
NTBV	=	The Net Tangible Book Value Per Share as of the Closing Date (or, for the purpose of Subsection (B) below, as of the Measurement Date)
               (B) Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Investor a report (the “Preliminary Net Tangible Book Value Report”), certified by the Chief Financial Officer of the Company in a manner reasonably satisfactory to the Investor, which shall contain: (a) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries (the “Measurement Date Balance Sheet”) as of the end of the most recent month that has ended not less than five (5) Business Days prior to the Closing Date (the “Measurement Date”), prepared in accordance with GAAP consistently applied (except that such balance sheet need not include footnotes or provide for adjustments that normally would be made at year end consistent with the Company’s past accounting practices), (b) if the DEPFA Transaction has been consummated on or prior to such Measurement Date, a pro forma consolidated balance sheet (the “Measurement Date Pro Forma Balance Sheet”) based on the Measurement Date Balance Sheet but adjusted to eliminate any gain, loss or other accounting effects of the DEPFA Transaction, (c) a detailed calculation, based on the Measurement Date Balance Sheet or, if one is required to be included in the Preliminary Net Tangible Book Value Report, the Measurement Date Pro Forma Balance Sheet, showing the Net Tangible Book Value Per Share as of the Measurement Date (the “Preliminary Net Tangible Book Value Per Share”), (c) a detailed calculation of the NTBV Adjustment Factor based on such Preliminary Net Tangible Book Value Per Share (the “Prelim NTBV Adjustment Factor”), and (d) a detailed calculation of the number of Purchased Shares after giving effect to such Preliminary NTBV Adjustment Factor and, to the extent applicable, the Excess Compensation Adjustment Factor. At the Closing, the number of Purchased Shares issued to the Purchasers shall be based on the Preliminary NTBV Adjustment Factor, but the final number of Purchased Shares shall be subject to adjustment after the Closing as provided in Subsection 2.1(b)(ii)(C) below.
               (C) As soon as practicable, but in no event later than sixty (60) days after the Closing Date (unless such deadline is extended by mutual agreement of the Company and the Investor), the Company shall deliver to the Investor a report (the “Final Net Tangible Book Value Report”), certified by the Chief Financial Officer of the Company in a manner reasonably satisfactory to the Investor, which shall contain: (a) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries (the “Closing Date Balance Sheet”) as of the Closing Date, prepared in accordance with GAAP consistently applied (except that such balance sheet need not include footnotes or provide for adjustments that normally would be made at year end consistent with the Company’s past accounting practices), accompanied by a review report of the Company’s auditors, (b) a pro forma consolidated balance sheet (the “Closing Date Pro Forma Balance Sheet”) based on the Closing Date Balance Sheet but adjusted to eliminate (x) any gain, loss or other accounting effects of the DEPFA Transaction (if the DEPFA Transaction has been consummated prior to such Closing Date) or (y) the effects of any Excess

Compensation resulting from the consummation of the Transactions (if the DEPFA Transaction has not been consummated prior to the Closing Date), (c) a detailed calculation, based on the Closing Date Pro Forma Balance Sheet, showing the Net Tangible Book Value Per Share as of the Closing Date (the “Final Net Tangible Book Value Per Share”), and (c) a detailed calculation of the NTBV Adjustment Factor based on such Preliminary Net Tangible Book Value Per Share (the “Final NTBV Adjustment Factor”). If the number of Purchased Shares determined based on the Final NTBV Adjustment Factor is greater than the number of Purchased Shares determined based on the Preliminary NTBV Adjustment Factor, the Company shall promptly issue to the Purchasers, pro rata based on the numbers of Purchased Shares issued to them at the Closing, a number of additional shares of Common Stock (together with the related Rights) equal to such excess. If the number of Purchased Shares determined based on the Preliminary NTBV Adjustment Factor is greater than the number of Purchased Shares determined based on the Final NTBV Adjustment Factor, the Purchasers shall promptly surrender to the Company, pro rata based on the numbers of Purchased Shares issued to them at the Closing, a number of the Purchased Shares (together with the related Rights) issued to them at the Closing equal to such excess, provided that the final number of Purchased Shares shall in no event be less than 33,333,333.
     (c) By written notice given to the Company not less than five (5) Business Days prior to the Closing Date (the “Designation Notice”), the Investor may designate one or more other Persons (each a “Co-Investor” and collectively, together with the Investor, the “Purchasers”) to purchase a portion of the Purchased Shares in the place of the Investor, with the name of each Co-Investor and the number of Purchased Shares to be purchased by it being set forth in the Designation Notice, provided that the number of Purchased Shares to be purchased by the Investor shall not be less than 29,000,000. It shall be a condition precedent to the effectiveness of the designation of any Co-Investor that such Co-Investor execute and deliver to the Company and the Investor a Joinder Agreement (a “Co-Investor Joinder Agreement”) in a form reasonably satisfactory to the Company and the Investor pursuant to which (i) such Co-Investor agrees to become a party to this Agreement as a “Purchaser” hereunder, (ii) such Co-Investor makes representations and warranties comparable to those being made by the Investor in Article IV (with such modifications as are necessary to reflect any difference in the legal nature of such Co-Investor and the source of its funds for making its investment compared to the Investor), (iii) such Co-Investor sets forth its notice address(es) for the purposes of Section 9.2 hereof and (iv) such Co-Investor agrees to be bound by the Investor Confidentiality Agreement as if it were a party thereto.
     Section 2.2 The Closing.
     The closing of the Investment (the “Closing”) and all actions contemplated by this Agreement and the Registration Rights Agreement to occur at the Closing shall take place in the offices of Sidley Austin LLP, 787 Seventh Ave., New York, New York, at 9:30 a.m. local time, on a date to be specified by the parties, which shall be no later than the second Business Day following the day on which the last of the conditions set forth in Article IV (other than those conditions required to be fulfilled at the Closing) shall have been fulfilled or waived, or at such other time and place as the Company and the Investor may agree. At the Closing, the Purchasers and the Company shall make certain deliveries, as specified in Sections 2.3 and 2.4, respectively, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.
     Section 2.3 Purchaser Deliveries at the Closing. At the Closing, the Purchasers shall deliver to the Company:
     (a) an amount in same-day funds equal to the Net Purchase Price by wire transfer to a bank account designated in writing by the Company at least two Business Days prior to the Closing;
     (b) one or more invoices itemizing the Reimbursable Expenses;
     (c) the Registration Rights Agreement duly executed by the Purchasers;
     (d) an opinion, dated the Closing Date, of Sidley Austin LLP substantially to the effect set forth in Exhibit B; and
     (e) each of the other certificates and documents listed in Part I of Exhibit C.
     Section 2.4 Company Deliveries at the Closing. At the Closing, the Company shall deliver to the Purchasers:
     (a) a certificate or certificates (in denominations specified by the Investor) representing the Purchased Shares, registered in the names of the Purchasers;
     (b) the Registration Rights Agreement duly executed by the Purchasers;
     (c) an opinion, dated the Closing, Date, of Dewey Ballantine LLP substantially to the effect set forth in Exhibit D;
     (d) each of the additional certificates and documents listed in Part II of Exhibit C.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to the Purchasers, except in each case as specifically set forth in (i) the Company Disclosure Letter, (ii) the SEC Reports (excluding any disclosure therein that constitutes a “risk factor” or a “forward looking statement” under the heading “Forward Looking Statements” in any such SEC Report (provided that the exclusion of any such “risk factor” or “forward looking statement” shall not supersede or otherwise limit any of the exceptions set forth in clauses (a) through (m) in the definition of “Company Material Adverse Effect” or the effectiveness of any disclosure set forth in the Company Disclosure Letter) or (iii) the DEPFA Purchase Agreement and the Disclosure Letter Schedule relating thereto (each of which have been provided to the Purchasers prior to the date of this Agreement), as follows:

     Section 3.1 Organization.
     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. True and correct copies of the certificate of incorporation and by-laws of the Company, as amended through the date hereof, have been filed as exhibits to the SEC Reports. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged (and as described in the SEC Reports) and to own or lease its properties. The Company is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws, and no such defaults or violations have occurred in the past which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     Section 3.2 Capitalization.
     (a) As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 500,000 shares of Preferred Stock. As of the Closing Date, upon the effectiveness of the Charter Amendment, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock and 1,500,000 shares of Preferred Stock. No shares of Preferred Stock are currently outstanding and, other than the Company’s Series A Junior Participating Preferred Stock referred to in the Rights Agreement, no series of Preferred Stock has been designated or reserved for issuance. Of the shares of Common Stock currently authorized: (i) 1,074,510 shares of Restricted Stock are currently outstanding, (ii) 278,433 shares are currently held in a rabbi trust to hedge certain deferred compensation obligations, (iii) 436,625 shares are reserved for issuance upon the exercise of the Lender Warrants, (iv) 1,846,590 shares are reserved for issuance upon the exercise of Employee Stock Options, (v) 1,596,842 additional shares are reserved issuance pursuant to the Employee Stock Incentive Plans in respect of future awards under such plans and (vi) no other shares are reserved for issuance for any purpose.
     (b) Schedule 3.2(a) sets forth a list of (i) all Employee Stock Options currently outstanding and (ii) all Restricted Stock Awards currently outstanding and indicating which Employee Stock Options and awards of Restricted Stock Awards are expected to lapse upon the consummation of the DEPFA Transaction.
     (c) Except as set forth in Schedule 3.2(b), there are no outstanding Convertible Securities. Except as disclosed on Schedule 3.2(b), the issuance of the Purchased Shares as contemplated herein will not cause the number of shares of Common Stock issuable pursuant to any outstanding Convertible Securities to increase as a result of any antidilution provisions relating thereto.
     (d) Other than the Employee Stock Options listed on Schedule 3.2(a) and the Lender Warrants, there are no (i) outstanding options, warrants or other rights exercisable for the purchase of any shares of Capital Stock or Convertible Securities (“Stock Purchase Rights”), (ii)

stock appreciation rights, performance stock awards or other employee incentive awards the value of which is determined by reference to the value of the Common Stock or (iii) other agreements or commitments obligating the Company to issue, sell, repurchase, redeem or otherwise acquire any shares of Capital Stock, Convertible Securities or Stock Purchase Rights. Except as set forth in Schedule 3.2(c), the issuance of the Purchased Shares as contemplated herein will not cause the number of shares of Common Stock issuable pursuant to the Employee Stock Options or the Lender Warrants to increase as a result of any antidilution provisions relating thereto.
     (e) There are no authorized or outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote with the holders of Common Stock on any matter. Except as disclosed on Schedule 3.2(d), the Company does not have in effect any dividend reinvestment plans or employee stock purchase plans.
     (f) All outstanding shares of Capital Stock (including any outstanding Restricted Stock) have been duly authorized and validly issued and are fully-paid and nonassessable and have been offered and issued without violation of any preemptive rights of any Person or any applicable securities laws. All outstanding Employee Stock Options and Lender Warrants have been issued without violation of any applicable securities laws, and all shares of Common Stock issued upon exercise thereof will have been, upon such issuance, duly authorized and validly issued without violation of any preemptive rights of any Person and will be fully-paid and nonassessable.
     (g) There are no voting trusts, proxies or other agreements to which the Company is a party or by which it is bound with respect to the voting of any shares of Capital Stock affecting the voting of any shares of Capital Stock.
     Section 3.3 Subsidiaries and Joint Ventures.
     (a) Each Subsidiary is a Business Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. A true and correct copy of each Organizational Document of each “significant subsidiary” of the Company (within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act), as amended through the date hereof, has either been filed as an exhibit to the SEC Reports or otherwise made available to the Investor. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged (and as described in the SEC Reports) and to own or lease its properties. Each Subsidiary is duly qualified to conduct business as a foreign Business Entity and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. No Subsidiary is in default under or in violation of any provision of any of its Organizational Documents, and no such defaults or violations have occurred in the past which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (b) Except as disclosed in Schedule 3.3(b), all the outstanding shares of capital stock or equity interests in each of the Subsidiaries are beneficially owned by the

Company, directly or indirectly, free and clear of any restrictions on transfer (other than restrictions under the Securities Act or other applicable securities laws), have been duly authorized and validly issued and are fully-paid and nonassessable, and there are no outstanding options, warrants or other rights to purchase, or any preemptive rights or other rights to subscribe for or to purchase, or any securities or obligations convertible into or exercisable or exchangeable for, or any contracts or commitments to issue or sell, shares of capital stock of any Subsidiary or any such options, warrants, rights, convertible or exchangeable or exercisable securities.
     (c) Neither the Company nor any Subsidiary has any equity investments or interests in any Person other than (i) the Subsidiaries, (ii) the interests of the Company and the Subsidiaries in the JV Entities and (iii) securities positions maintained by the Company’s broker-dealer Subsidiaries in the ordinary course of their securities businesses.
     (d) The Company has heretofore made available to the Investor true and correct copies of each agreement, instrument or document governing the organization, operation or management of the FATV JV Entities.
     Section 3.4 Authorization; Execution and Enforceability.
     (a) Subject to the Charter Amendment becoming effective, the Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Registration Rights Agreement and to consummate the Transactions. The Board has determined, based on the unanimous recommendation of the Special Committee, that the consummation of the Transactions is deemed advisable and in the best interests of the shareholders of the Company. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the Transactions has been duly authorized by the Board and, other than the Shareholder Approvals, no further corporate action on the part of the Company is required in connection therewith.
     (b) This Agreement has been duly executed and delivered by the Company and constitutes, and, upon execution and delivery thereof as contemplated herein, the Registration Rights Agreement will have been duly executed and delivered by the Company and will constitute, a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.
     Section 3.5 Validity of Purchased Shares.
     Upon issuance to the Purchasers as contemplated herein, the Purchased Shares (including the attached Rights) will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens.

     Section 3.6 No Conflicts; Consents and Approvals.
     (a) Subject to obtaining Shareholder Approvals and the filing of the Charter Amendment, and except as disclosed in Schedule 3.6, neither the execution, delivery or performance of this Agreement or the Registration Rights Agreement by the Company nor the consummation of any of the Transactions will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company or any Organizational Document of any of the Subsidiaries; (b) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contractual Obligation or any Requirement of Law applicable to the Company or any of the Subsidiaries or any of their respective properties and assets, other than such breaches, defaults, accelerations, terminations, modifications, cancellations, notices, consents or waivers as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; (c) result in the imposition of any Lien upon any material properties or assets of the Company or any of the Subsidiaries, which Lien would materially detract from the value or materially interfere with the use of such properties or assets, (d) result in the Company or any Subsidiary being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations in the Company or any of the Subsidiaries or any options or other rights exercisable for any of same or (e) cause the accelerated vesting of any Employee Stock Options or Restricted Stock Awards.
     (b) Except as set forth in Schedule 3.6, neither the Company nor any of the Subsidiaries is required to obtain any consent, authorization or approval of, or make any filing, notification or registration with, any Governmental Authority or any self regulatory organization in order for the Company to execute, deliver and perform this Agreement and the Registration Rights Agreement and to consummate the Transactions (“Company Approvals”), other than filing the Proxy Statement with the SEC. The Company has no reason to believe that any of the consents, authorizations or approvals listed on Schedule 3.6 will not be received or will be received with conditions, limitations or restrictions that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (c) Except as set forth in Schedule 3.6, no Contractual Consents are required to be obtained under any Contractual Obligation applicable to the Company or any Subsidiary or, to the Knowledge of the Company, any Associated Person thereof in connection with the execution, delivery or performance of this Agreement or the Registration Rights Agreement or the consummation of any of the Transactions which if not obtained would reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect (“Company Contractual Consents”).
     Section 3.7 SEC Reports; Financial Statements.
     (a) Except as set forth in Schedule 3.7, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it since December 31, 2005 with the SEC pursuant to the reporting requirements of the Exchange Act (all the foregoing filed prior to the date hereof and all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein being sometimes hereinafter collectively referred to as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports, and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (b) As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements: (i) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied during the periods involved (except (i) as may be otherwise indicated in the notes thereto or (ii) in the case of unaudited interim statements, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-Q), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments) and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated subsidiaries (except as may be otherwise noted therein).
          Section 3.8 Sarbanes-Oxley; Disclosure and Internal Controls.
     (a) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) that are applicable to it or any of the Subsidiaries.
     (b) The Company has established and maintains disclosure controls and procedures as defined in Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required to be filed under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in all material respects to timely alert the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s reports required to be filed under Exchange Act.
     (c) The Company and its consolidated subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s certifying officers have evaluated the effectiveness of the Company’s internal controls as of the end of the period covered by the most recently filed quarterly or annual periodic report under the Exchange Act (the “Evaluation Date”). The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls over financial reporting (as defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Knowledge of the Company, in other factors that could significantly affect such internal controls.
     Section 3.9 Absence of Certain Changes.
     Since December 31, 2006, (a) there has not been any Company Material Adverse Effect or any changes, events or developments that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (b) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course and in conformity with past practice.
     Section 3.10 No Undisclosed Liabilities.
     Neither the Company nor any of the Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for the following: (a) liabilities reflected in or reserved for in the December Balance Sheet, (b) liabilities that have arisen since December 31, 2006 in the ordinary course of the businesses of the Company and the Subsidiaries consistent with past practice, (c) liabilities incurred in the ordinary course of the businesses of the Company and the Subsidiaries consistent with past practice that would not required under GAAP to be reflected in an audited consolidated balance sheet of the Company and its consolidated subsidiaries and that are not in the aggregate material, (d) liabilities that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (e) liabilities incurred in connection with the Transactions or (f) liabilities discharged in the ordinary course of the businesses of the Company and the Subsidiaries consistent with past practice prior to the date of this Agreement.
     Section 3.11 Litigation.
     There is no Action or Proceeding to which the Company or any of the Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the Knowledge of the Company, threatened before any Governmental Authority or self-regulatory organization (i) that challenges the validity or propriety of any of the Transactions or (ii) if determined adversely to the Company or any Subsidiary would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor any of the Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or Associated Persons, is or has been the subject of any Action or Proceeding involving a claim of violation or liability under federal, state or foreign securities or insurance laws or the rules, by-laws, or constitution of any self-regulatory organization, or a claim of breach of fiduciary duty relating to the Company or any of the Subsidiaries or has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Authority or self-regulatory organization from engaging in or continuing to conduct any of the businesses of the Company or any Subsidiary. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, there has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by any Governmental Authority or self-regulatory organization involving the Company or any of the Subsidiaries or any officer, director, employee or Associated Person thereof. The Company has not received a stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Knowledge of the Company, the SEC has not issued any such order. No order, judgment or decree of any Governmental Authority or self-regulatory organization has been issued in any Action or Proceeding to which the Company or any of the Subsidiaries is or was a party or, to the Knowledge of the Company, in any other Action or Proceeding except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     Section 3.12 Intellectual Property Rights.
     Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Subsidiaries own or possess, or will be able to obtain on reasonable terms, licenses or sufficient rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable them to conduct their businesses as currently conducted (“Intellectual Property”). Neither the Company nor any of the Subsidiaries has infringed the intellectual property rights of third parties, and no third party, to the Knowledge of the Company, is infringing the Intellectual Property, in each case, where such infringement would reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. Other than the DEPFA Purchase Agreement, there are no material options or licenses relating to the Intellectual Property, nor is the Company or any of the Subsidiaries bound by or a party to any material options or licenses relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights of any other Person. There is no material claim or proceeding pending or, to the Knowledge of the Company, threatened that challenges the right of the Company or any of the Subsidiaries with respect to any of the Intellectual Property.
     Section 3.13 Exchange Listing.
     The Common Stock is listed on the NASDAQ Global Market and, to the Knowledge of the Company, there are no proceedings to revoke or suspend such listing. The Company is in compliance with the requirements of the NASDAQ Global Market for continued listing of the Common Stock thereon and any other NASDAQ Global Market listing and maintenance requirements. Trading in the Common Stock has not been suspended by the SEC or the NASDAQ Global Market.
     Section 3.14 Tax Matters.
     (a) Except as otherwise set forth in Schedule 3.14, (i) the Company and each of its Subsidiaries have filed all material Tax Returns required to be filed, and such Tax Returns are true and correct in all material respects, and the Company and its Subsidiaries are not in default in the payment of any Taxes (whether or not shown on such Tax Returns), other than those being contested in good faith and for which adequate reserves have been provided or those currently payable without interest which were payable pursuant to said Tax Returns or any assessments with respect thereto, (ii) neither the Company nor any of its material Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return or has waived any statute of limitations in respect of any material Taxes which waiver is currently in effect, (iii) all Tax Returns referred to in clause (i) have been examined by the relevant Taxing Authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) there is no material audit, assessment or proceeding pending or threatened in writing with respect to Taxes of the Company or any of the Subsidiaries, (v) the December Balance Sheet reflects an adequate reserve for all Taxes payable by the Company and its consolidated subsidiaries for all taxable periods and portions thereof through December 31, 2006, and (vi) each of the Company and its material Subsidiaries has filed Tax Returns related to income, franchise or other similar taxes in each state and local jurisdiction in which it is required to do so.
     (b) Except for any group, the members of which consist solely of the Company and the Subsidiaries as of the Closing Date, neither the Company nor any of the Subsidiaries has been a member of any group of corporations filing a consolidated return for United States federal income tax purposes, and neither the Company nor any of the Subsidiaries has any liability for Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
     (c) Neither the Company nor any Subsidiary has ever been or is currently “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
     (d) Neither the Company nor any of the Subsidiaries have been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
     (e) Neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Investment.
     (f) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the Transactions, be (or under Section 280G of the Code or the related Treasury Regulations be presumed to be) an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future or any amount that will not be deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign law).

     (g) Neither the Company’s net operating loss carryforwards for federal income tax purposes nor the Company’s net operating loss carryforwards for state income tax purposes are subject to any limitations (other than as a result of the consummation of the Transactions) on their utilization (including under Section 382 of the Code, similar states or local Tax provisions, and the rules applicable to “separate return limitation years”) under applicable Tax law.
     (h) Except as disclosed in Schedule 3.14, during the three-year period ending on the date hereof there have not been, and during the three-year period ending on the Closing Date there will not have been (other than as a result of the consummation of the Transactions), any “ownership shifts involving a 5-percent shareholder” (within the meaning of such term for the purposes of Section 382(g) of the Code), or any “equity structure shifts” (within the meaning of Section 382(g) of the Code) with respect to the Company.
     (i) Neither the Company nor any of the Subsidiaries is a party to or is bound by any Tax allocation, sharing or similar agreement with any other Person.
     (j) Except as disclosed in Schedule 3.14, neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (C) material installment sale or material open transaction disposition made on or prior to the Closing Date or (D) material prepaid amount received on or prior to Closing.
     (k) Since December 31, 2006, neither the Company nor any Subsidiary has engaged in any transaction, or taken any other action, other than in the ordinary course of business consistent with past practice, that would give rise to any material Tax liability of the Company or any Subsidiary.
     Section 3.15 Tangible Assets.
     The Company and each of the Subsidiaries has good and marketable title to, or has valid rights to lease or otherwise use, all items of real and tangible personal property that are material to their respective businesses, free and clear of all Liens other than Liens (i) that do not materially interfere with the use of such property or (ii) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     Section 3.16 Real Property.
     (a) The Company does not own any real property.
     (b) Schedule 3.16 lists all material real property leased or subleased to the Company or its Subsidiaries, indicating, in each case, the term of the lease and any extension and expansion options and the rent payable under such lease (“Material Leases”). A true and correct copy of each Material Lease has either been filed as an exhibit to the SEC Reports or otherwise made available by the Company to the Investor.

     (c) With respect to each Material Lease: (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any Subsidiary party to such lease or sublease, nor, to the Knowledge of the Company, any other party to such lease or sublease, is in material breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by the Company or any of such Subsidiaries or, to the Knowledge of the Company, by any such other party, thereunder or permit termination, modification or acceleration thereunder; (iii) to the Knowledge of the Company, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and (iv) neither the Company nor any of the Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold thereunder.
     Section 3.17 Insurance.
     The Company and each of the Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary for a company in the businesses and locations in which the Company or such Subsidiary, as the case may be, operates. All such policies are in full force and effect, neither the Company nor any of the Subsidiaries is in material default, whether as to the payment of premium or otherwise, under any such policy. No notices of cancellation or, to the Knowledge of the Company, indication of an intention to cancel or not to renew any material insurance policy has been received by the Company or any of the Subsidiaries. Since December 31, 2005, neither the Company nor any of the Subsidiaries has been denied insurance, nor has any prospective or actual carrier or underwriting board recommended or required material expenditures by the Company or any of the Subsidiaries in order to obtain insurance.
     Section 3.18 Contracts.
     (a) All agreements that are required to be filed as exhibits to the SEC Reports under Item 601 of Regulation S-K have been so filed.
     (b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect: (i) each Company Contract is in full force and effect and represents a valid, binding and enforceable obligation of the Company and/or any Subsidiaries party thereto and, to the Knowledge of the Company, of each other party thereto and (ii) neither the Company nor any of the Subsidiaries nor, to the Knowledge of the Company, any other party is in breach or default under any Company Contract, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company or any of the Subsidiaries or, to the Knowledge of the Company, by any such other party, or permit termination, modification or acceleration under any Company Contract.
     Section 3.19 Permits and Regulatory Matters.
     (a) The Company and its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees, and Associated Persons hold all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, or other rights, privileges, applications and authorizations filed with, granted or issued by, or entered by any Governmental

Authority or self-regulatory organization that are required for the conduct of the businesses of the Company and the Subsidiaries as currently being conducted, each as amended through the date hereof (collectively, the “Company Permits”), other than such licenses, permits, certificates, franchises, ordinances, registrations, qualifications, or other rights, privileges, applications and authorizations the absence of which would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect.
     (b) The Company Permits are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified, conditioned, or restricted in any material adverse respect, canceled or revoked, and the Company and each of the Subsidiaries, and, to the Knowledge of the Company, each of their respective officers, directors, employees and Associated Persons thereof, have operated, and are operating, in compliance with all terms thereof or any renewals thereof applicable to them, and with all Requirements of Law which apply to the conduct of the businesses thereof, and are in good standing in respect of all such Company Permits, other than in any case where the failure to so comply or operate or to be in good standing would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred, or notice received, with respect to any of the Company Permits which allows or results in, or after notice or lapse of time or both would result in, revocation, suspension, or termination, modification, or the imposition of any condition or restriction, thereof or would result in any other material impairment of the rights of the holder of any such Company Permit other than as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (c) To the Knowledge of the Company, no Governmental Authority or self-regulatory organization has initiated any proceeding, investigation, or examination into the business or operations of the Company or any Subsidiary, or any officer, director, employee or Associated Persons thereof, or has instituted any proceeding seeking to revoke, cancel or limit any Company Permit, and neither the Company or any Subsidiary, nor any officer, director, employee or Associated Person thereof has received any notice of any unresolved material violation or exception by any Governmental Authority or self-regulatory organization with respect to any report or statement relating to any examination of the Company or any Subsidiary, except in any case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any of their respective officers, directors, employees, or Associated Persons or persons performing similar duties has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, censure, consent decree, cease and desist or administrative order on account of any violation of the Exchange Act, the Commodity Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, state securities law or applicable foreign law or regulation.
     (d) Neither the Company or any Subsidiary, nor, to the Knowledge of the Company, any officer, director, employee, or Associated Person thereof is a party or subject to any agreement, consent, decree or order or other understanding or arrangement with, or any directive of any Government Authority or self-regulatory organization which imposes any material restrictions on or otherwise affects in any material way the conduct of any of the businesses of the Company and its Subsidiaries.

          Section 3.20 Employees; Employee Benefits.
     (a) There are no collective bargaining agreements to which the Company or any of the Subsidiaries is a party. Except as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each Subsidiary are in compliance with all Requirements of Law respecting employment and employment practices, terms and conditions of employment and wages and hours.
     (b) Schedule 3.20 contains a true and complete list of all “pension plans” and “welfare plans” as defined in Section 3(2) and 3(1), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof, maintained, or contributed to, by the Company or any of the Subsidiaries or any ERISA Affiliate of the Company or any Subsidiary (“Employee Benefit Plans”). Each Employee Benefit Plan has been administered in accordance with its terms in all material respects, and the Company and each of the Subsidiaries and their respective ERISA Affiliates has in all material respects met its obligations (if any) with respect to each Employee Benefit Plan and has made all required contributions (if any) thereto. The Company and the Subsidiaries and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder. None of the Company, the Subsidiaries or their respective ERISA Affiliates has ever maintained a Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA. At no time has the Company or any of the Subsidiaries or, to the Knowledge of the Company, any of their respective ERISA Affiliates been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.
     Section 3.21 Compliance with Law.
     The Company and each of its Subsidiaries and the conduct and operation of their respective businesses is and has been in material compliance with each Requirement of Law that (a) affects or relates to this Agreement or the Registration Rights Agreement or any of the Transactions or (b) is applicable to the Company or its Subsidiaries or their respective businesses, other than where the failure to be or to have been in compliance would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     Section 3.22 Environmental Matters.
     To the Knowledge of the Company, neither the Company nor any Subsidiary, nor any properties operated by the Company or any Subsidiary is in violation of, or liable under or in connection with, any Environmental Law that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There are no actions, suits or proceedings, or demands (including demand letters or requests for information from any environmental agency) of, to the Knowledge of the Company, investigations or claims instituted or pending, or to the Knowledge of the Company, threatened, relating to the liability of the

Company or any Subsidiary under any Environmental Law that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     Section 3.23 Transactions with Affiliates.
     No transactions, or series of related transactions, are currently proposed to which the Company or any of the Subsidiaries would be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
Section 3.24 Investment Company
     The Company is not, and after giving effect to the Transactions will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     Section 3.25 Corrupt Practices.
     Neither the Company nor any Subsidiary, nor to the Knowledge of the Company any director, officer, employee, agent or other Person acting on behalf of the Company or any Subsidiary has, in the course of his or its actions for, or on behalf of the Company or any of the Subsidiaries (i) used any corporate funds for any unlawful contribution gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employees from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
     Section 3.26 Application of Takeover Protections.
     (a) The Board has taken all action necessary pursuant to Section 912 of the NYBCL to approve for purposes of Section 912 the purchase of the Purchased Shares by the Purchasers prior to the date hereof. Other than Section 912 of the NYBCL, no state or foreign takeover or similar statute or regulation in any jurisdiction in which the Company does business applies or purports to apply to this Agreement or any of the Transactions.
     (b) The Company has taken all actions necessary under the Rights Agreement to cause the Rights Agreement to be rendered inapplicable to this Agreement and the Transactions and for the Purchasers to be deemed not to be “Acquiring Persons” (as defined in the Rights Agreement).
     Section 3.27 Certain Information.
     None of the information supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in any document to be filed with the SEC or any other Governmental Authority in connection with the Transactions, at the respective times filed with the SEC or any other Governmental Authority, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.28 Securities Law Compliance.
     Assuming the accuracy of the Investor’s representations and warranties contained in Article IV (any the corresponding representations made by any Co-Investors in the applicable Co-Investor Joinder Agreements), the offer, sale and issuance of the Purchased Shares hereunder is in compliance with Section 4(2) of the Securities Act and is exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable state securities laws. Neither the Company nor any agent of the Company has offered the Purchased Shares by any form of general solicitation or general advertising, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
     Section 3.29 Brokers.
     Except as heretofore disclosed by the Company to the Investor, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution an delivery of this Agreement or the Registration Rights Agreement or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Company, and the Company shall indemnify and hold the Purchasers harmless against any claim for any such fee or commission based on any such arrangements.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
     The Investor hereby represents and warrants to the Company, except in each case as specifically set forth in the Investor Disclosure Letter, as follows:
     Section 4.1 Organization, Standing and Power.
     The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Investor has the necessary power and authority to execute, deliver and perform this Agreement and the Registration Rights Agreement.
     Section 4.2 Authorization; Execution and Enforceability.
     The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement have been duly and validly authorized by all necessary limited liability company action on the part of the Investor and do not require any further authorization or consent of the Investor. This Agreement has been duly executed and delivered by the Investor and the Registration Rights Agreement, when executed and delivered as contemplated herein, will have been duly executed and delivered by the Investor, and this Agreement constitutes, and the Registration Rights Agreement upon execution and delivery thereof by the Investor will constitute, the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms.
     Section 4.3 No Conflict; Consents and Approvals.
     (a) Neither the execution, delivery or performance of this Agreement or the Registration Rights Agreement by the Investor nor the consummation of any of the Transactions will (i) conflict with or violate any provision of any Organizational Document of the Investor or (ii) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contractual Obligation or any Requirement of Law applicable to the Investor or any of its properties or assets other than a breach, default, acceleration, right, notice, consent or waiver that is not material.
     (b) The Investor is not required to obtain any consent, authorization or approval of, or make any filing or registration with, any Governmental Authority or any self regulatory organization in order for the Investor to execute, deliver and perform this Agreement and the Registration Rights Agreement and to consummate the Transactions (“Investor Approvals”).
     (c) No material Contractual Consents are required to be obtained under any Contractual Obligation applicable to the Investor in connection with the execution, delivery or performance of this Agreement or the Registration Rights Agreement or the consummation of any of the Transactions.
     Section 4.4 Purchase Entirely for Own Account.
     The Purchased Shares to be acquired by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. The Investor does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Purchased Shares.
     Section 4.5 Investment Experience.
     The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Purchased Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. The Investor understands that the purchase of the Purchased Shares involves substantial risk.
     Section 4.6 Disclosure of Information.
     The Investor has undertaken substantial due diligence with respect to the Company and has had access to copies of the SEC Reports. Without limiting the rights of the Investor under Section 5.1, the Investor has received such information from the Company, and has sought such accounting, legal and tax advice, as it has considered necessary to make an informed decision to execute and deliver this Agreement.
     Section 4.7 Restricted Securities.
     The Investor understands that the Purchased Shares will be characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares.
     Section 4.8 Legends.
     The Investor understands that, except as provided below and until such time as the resale of the Purchased Shares has been registered under the Securities Act as contemplated by the Registration Rights Agreement, certificates evidencing the Purchased Shares shall bear the following legends:
     (a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED FOR SALE, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION FROM COUNSEL IN A FORM ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL STATING THAT SUCH REGISTRATION IS NOT REQUIRED.”
     (b) If required by the authorities of any state in connection with the issuance or sale of the Purchased Shares, the legend required by such state authority.
     Section 4.9 Accredited Investor.
     The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act. The Investor’s principal place of business is in New York, New York.
     Section 4.10 No General Solicitation.
     The Investor did not learn of the opportunity to purchase the Purchased Shares by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Investor was invited by any of the foregoing means of communications.

     Section 4.11 Availability of Funds.
     The Investor has delivered to the Company a true and complete copy of the commitment letter of even date herewith between the Investor and MatlinPatterson Global Opportunities Partners II, L.P and MatlinPatterson Global Opportunities Partners (Cayman) II, L.P. (the “Financing Commitment”), attached hereto as Exhibit E, pursuant to which MatlinPatterson Global Opportunities Partners II, L.P and MatlinPatterson Global Opportunities Partners (Cayman) II, L.P. have respectively agreed to contribute or lend the amounts described therein to the Investor (the “Financings”). The Financing Commitment has not been amended or modified and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitment is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amounts of the Financings, other than the satisfaction of the conditions set forth in this Agreement to the obligations of the Purchasers to consummate the Transactions. The aggregate proceeds to be disbursed pursuant to the Financing Commitment will be sufficient for the Investor to pay the Net Purchase Price on the Closing Date. Subject to satisfaction of the conditions set forth in this Agreement to the conditions of the Purchasers to consummate the Transactions, as of the date of this Agreement, the Investor does not have any reason to believe that the Financings will not be available to the Investor on the Closing Date.
     Section 4.12 Certain Information.
     None of the information supplied by the Investor for inclusion or incorporation by reference in any document to be filed with the SEC or any other Governmental Authority in connection with the Transactions, at the respective times filed with the SEC or any other Governmental Authority, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 4.13 Brokers.
     Except as heretofore been disclosed to the Company by the Investor, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution an delivery of this Agreement or the Registration Rights Agreement or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Investor, and the Investor shall indemnify and hold the Company harmless against any claim for any such fee or commission based on any such arrangements.
     Section 4.14 Tax Matters.
     With respect to tax considerations involved in this investment, other than the representations and warranties of the Company set forth in Section 3.14, the Investor is not relying on the Company (or any agent or representative of the Company). The Investor has carefully considered and has, to the extent the Investor believes such discussion necessary, discussed with the Investor’s tax advisers the suitability of an investment in the Purchased Shares for the Investor’s particular tax situation.

ARTICLE V
COVENANTS OF THE COMPANY
     Section 5.1 Access to Information; Reporting.
     (a) Between the date hereof and the Closing Date, the Company shall afford the officers, employees and authorized representatives of the Purchasers (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company and the Subsidiaries, all to the extent reasonably requested by the Purchasers. The Purchasers agree that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company and the Subsidiaries. No investigation made by the Purchasers or their representatives hereunder shall affect the representations and warranties of the Company hereunder.
     (b) Without limiting the generality of Section 5.1(a) above, within a reasonable time after the end of each month ending between the date of this Agreement and the Closing Date, the Company shall furnish to the Investor a report setting forth such financial and operating information with respect to the Company and the Subsidiaries for such month as the Investor may reasonably request.
     Section 5.2 Preparation of Proxy Statement; Shareholder Meeting.
     (a) As soon as practicable after the date hereof, the Company shall prepare and shall file with the SEC a proxy statement (the “Proxy Statement”) in preliminary form or such other form, statement or report as may be required under the federal securities laws relating to the special meeting of the holders of Common Stock (the “Shareholder Meeting”) to be held in connection with the Transactions to obtain (i) the affirmative vote of a majority of the votes entitled to be cast by the holders of Common Stock (the “Common Shareholders”) at the Shareholder Meeting (to the extent not already approved by the Common Shareholders at the annual meeting of the Company contemplated to be held between the date of this Agreement and the date of the Shareholder Meeting) in favor of an amendment (the “Charter Amendment”) of the Company’s certificate of incorporation (A) to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 and to increase the number of authorized shares of Preferred Stock from 500,000 to 1,500,000, (B) to change the name of the Company to such name as the Investor shall designate and (C) to limit the liability of the directors of the Company to the extent permitted under Section 402(b) of the NYBCL, all in accordance with applicable law and the rules and regulations of the NASDAQ Global Market (the “Amendment Approval”), and (ii) the affirmative vote of a majority of the votes cast by the Common Shareholders at the Shareholder Meeting in favor of (x) the Company’s issuance of the Purchased Shares as described herein and the resulting change in control of the Company, all in accordance with applicable law and the rules and regulations of the NASDAQ Global Market and (y) any other matter that must be submitted to the Common Shareholders for approval in order to consummate the Transactions under applicable Requirements of Law, (the “Transactions Approval” and collectively with the Amendment Approval, the “Shareholder Approvals”). The Company and the Purchasers shall reasonably cooperate with each other in the preparation of the Proxy Statement and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company shall notify the Purchasers promptly following the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchasers with copies of all correspondence with the SEC with respect to the Proxy Statement, and will consult with the Purchasers and its counsel prior to making any response to the SEC with respect thereto. The Proxy Statement and any supplement or amendment thereto shall comply in all material respects with all applicable Requirements of Law. If an event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, (A) the Company or the Purchasers, as the case may be, shall promptly inform the other of such event, (B) the Company shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement and (C) the Company shall use commercially reasonable efforts to have any such amendment or supplement cleared as promptly as practicable after such filing. The Company agrees that none of the information supplied by it or any of the Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the time of mailing of the Proxy Statement to the Common Shareholders or at the time of the Shareholder Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the agreement contained in this sentence shall not be applicable to any statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Purchasers for inclusion or incorporation by reference therein. Each Purchaser agrees that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing of the Proxy Statement to the Common Shareholders or at the time of the Shareholder Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (b) The Company shall as soon as practicable after the Proxy Statement is cleared by the SEC mail the Proxy Statement to the Common Shareholders and duly call, give notice of, convene and hold the Shareholder Meeting for the purpose of obtaining the Shareholder Approvals. Except as provided in the next sentence, the Company shall use its reasonable best efforts to obtain the Shareholder Approvals (which reasonable best efforts shall include, without limitation, the requirement to hire a reputable proxy solicitor) and the Board shall recommend to its stockholders that they approve the Amendment and the Transactions, including the issuance of the Purchased Shares in connection therewith (the “Company Recommendation”), and the Proxy Statement shall include the Company Recommendation. Notwithstanding anything to the contrary in this Agreement, the Board shall be permitted to (i) not recommend to the Common Shareholders that they vote in favor of the Shareholder Approvals, (ii) withdraw or modify in a manner adverse to the Purchasers its recommendation to the Common Shareholders that they vote in favor of the Shareholder Approvals or (iii) recommend any Superior Competing Transaction (each, a “Change in Recommendation”) if, in the case of (i), (ii) or (iii), a majority of the disinterested members of the Board determines, in their good faith judgment and after consultation with outside legal counsel and independent financial advisors, that the failure of the Board to effect such Change in Recommendation would reasonably likely be inconsistent with the directors’ fiduciary duties under applicable Requirements of Law. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Shareholder Meeting if this Agreement is terminated.
     (c) If on the date of the Shareholder Meeting or any subsequent adjournment thereof, the Company has not received proxies representing a sufficient number of shares of Common Stock to pass the Shareholder Approvals, the Company may adjourn the Shareholder Meeting.
     (d) Except as permitted in paragraph (b) above or as may be required by applicable Requirements of Law or under the Company’s certificate of incorporation or by-laws, the Company shall not, either prior to or at the Shareholder Meeting, put forth any matter to the Common Shareholders for their approval other than the Shareholder Approvals, except with the prior written consent of the Investor.
     Section 5.3 No Solicitation of Transactions.
     (a) Subject to Section 5.4, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not authorize or permit any of its officers, trustees, directors, employees, agents or representatives (including investment bankers, financial or other advisors, attorneys, brokers, finders or other agents) (such officers, trustees, directors, employees, agents and representatives, collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing nonpublic information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Competing Transaction or (ii) enter into discussions or negotiations with, or provide any confidential information or data to, any Person relating to a Competing Transaction.
     (b) Subject to Section 5.4, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall take all actions reasonably necessary to cause its Representatives to immediately cease any discussions or negotiations with any Person other than the Purchasers and its Representatives with respect to, or that would reasonably be expected to lead to, a Competing Transaction.
     (c) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall notify the Purchasers, orally and in writing, immediately following receipt, of material terms and conditions of any written or oral proposal (including the identity of the parties) which the Company or any of its Representatives may receive after the date hereof relating to a Competing Transaction and shall keep the Purchasers informed in all material respects and on a timely basis as to the status of and any material developments regarding any such proposal.
     (d) For purposes of this Agreement, a “Competing Transaction” means any of the following (other than the transactions expressly provided for in and to be effected pursuant to this Agreement): (i) any merger, reorganization, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization or similar transaction involving the Company; (ii) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (x) 20% or more of the consolidated gross assets of the Company and the Subsidiaries, taken as a whole, (y) 20% or more of any class of voting securities of the Company or any Subsidiary (or any debt or equity securities convertible into or exercisable or exchangeable for such amount of voting securities) or (z) 15% or more of any class of voting securities of the Company or any Subsidiary (or any debt or equity securities convertible into or exercisable or exchangeable for such amount of voting securities) if such securities carry the right, contractually or otherwise, to appoint or designate any member or members of the Board; or (iii) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning 20% or more of any class of voting securities of the Company.
     (e) For purposes of this Agreement, a “Superior Competing Transaction” means a bona fide proposal for a Competing Transaction, which proposal was not, directly or indirectly, the result of a breach of this Section 5.3, made by a third party (x) on terms that the Board determines in its good faith judgment (based on the financial analysis and other advice of the Company’s financial advisors and the advice of outside counsel, and after giving effect to the payment of the Reimbursable Expenses pursuant to Section 9.1 and to the expected timing of the closing of the proposed Competing Transaction) to be more favorable to the shareholders of the Company than the Transactions (taking into account any changes to the Transactions contemplated by Section 5.4(b)), (y) which is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) and (z) for which financing, to the extent required, is then fully committed or which, in the good faith judgment of the Board (based on the advice of the Company’s financial advisers), is reasonably capable of being timely financed by such third party.
     Section 5.4 Board Actions.
     (a) Notwithstanding Section 5.3 or any other provision of this Agreement to the contrary, following the receipt after the date hereof by the Company of a bona fide proposal from a Person for a Competing Transaction that the Board believes in good faith (after consultation with outside counsel and with the Company’s financial advisors) constitutes or may reasonably be expected to result in a Superior Competing Transaction, and which proposal was not, directly or indirectly, the result of a breach of Section 5.3, but only to the extent required by the fiduciary obligations of the Board, the Board may, directly or through any of its Representatives, (i) contact such Person and its Representatives for the purpose of clarifying the proposal and any material terms thereof and the capability of consummation, so as to determine whether the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction and (ii) if the Board determines in good faith following consultation with its legal and financial advisors that such proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction, the Board may (directly or through its Representatives) (A) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person that made such proposal pursuant to an appropriate confidentiality agreement (with confidentiality terms no less restrictive in the aggregate to the Person making such proposal than the Investor Confidentiality Agreement) with such Person, (B) participate in discussions and negotiations with such Person regarding such proposal and (C) subject to Section 5.4(b), following receipt of a proposal for a Competing Transaction that the

Board determines in good faith constitutes a Superior Competing Transaction, but prior to the Company Stockholder Approval, terminate this Agreement pursuant to, and subject to compliance with, Sections 9.1(f) and 8.2(c). Nothing in this Agreement shall prevent the Board from (1) complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction, (2) issuing a “stop, look and listen” announcement, (3) complying with its disclosure obligations under U.S. federal or state law regarding a Competing Transaction or (4) taking any action that any court of competent jurisdiction orders the Company to take.
     (b) The Board shall not effect any Change in Recommendation or take any action referred to in Section 5.4(a)(ii)(C) unless the Board has (i) given the Purchasers at least three (3) Business Days’ notice of its intent to take such action and (ii) with respect to an action referred to in Section 5.4(a)(ii)(C) with respect to a Superior Competing Transaction, negotiate with the Purchasers in good faith any amendment to this Agreement proposed by the Purchasers and taken into account any such amendment entered into or to which the Purchasers irrevocably covenants to enter into and for which all internal approvals of the Purchasers have been obtained since receipt of such notice, in each case, prior to the end of such three-Business Day period, and such Superior Competing Transaction thereafter remains a Superior Competing Transaction.
     Section 5.5 Changes in the Composition of the Board.
     (a) On or prior to the Closing Date, the Company shall cause the size of the Board to be increased to nine members and shall procure the resignation from the Board of each of the Non-Continuing Directors. On the Closing Date, the remaining members of the Board shall appoint the Investor Designated Directors to fill the resulting vacancies.
     (b) On or prior to the Closing Date, the Company shall cause each committee of the Board to consist of such members of the Board (after giving effect to the changes referred to in Subsection 5.5(a) above) as the Investor may direct.
     Section 5.6 Strategic Plan.
     As soon as practicable after the date hereof, the Company and the Investor shall cooperate in developing a new strategic plan designed to restore the Company to profitability and to provide a platform for future growth (the “Strategic Plan”).
     Section 5.7 Conduct of Business.
     From the date of this Agreement through the Closing, except as otherwise contemplated in this Agreement or the Strategic Plan or in connection with the consummation of the DEPFA Transaction, the Company shall (and shall cause each of the Subsidiaries to) maintain its existence and carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, shall use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with its customers, suppliers, licensors, lessors, third-party payors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the time of the Closing. Except as otherwise expressly contemplated in this Agreement or the Strategic Plan or in connection with the consummation of the DEPFA

Transaction, the Company shall not (nor shall it permit any of the Subsidiaries to), without the prior written consent of the Investor:
(i)	adopt any amendment to its certificate of incorporation or by-laws or other Organizational Documents;

(ii)	issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its Capital Stock, any other voting securities or equity equivalents or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalents or convertible securities, other than (x) the issuance of shares of Common Stock upon exercise of the Lender Warrants in accordance with their terms and (y) the issuance of shares of Common Stock upon the exercise of Employee Stock Options outstanding as of the date hereof in accordance with their terms;

(iii)	(A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than dividends and other distributions by Subsidiaries to the Company or its Subsidiaries, (B) other than in the case of any wholly-owned Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of any of its non-wholly-owned Subsidiaries or any other debt or equity securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(iv)	(A) acquire or agree to acquire (1) by merging or consolidating with, or by purchasing a substantial portion of the assets or properties of or equity in, or by any other manner, any business or Business Entity or division thereof for a price in excess of $250,000 or (2) any assets or properties that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice or (B) make any capital contributions to, or other investments in, any Person that is not a Subsidiary of the Company (other than additional capital contributions or investments not in excess of $250,000 in the aggregate that are in respect of investments of the Company held as of the date hereof);

(v)	sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice;

(vi)	other than drawings under demand lines of credit to finance securities inventories and “day loans” to fund clearance and settlement of securities, incur or assume any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities in respect of which the Company or any Subsidiary is an obligor or guarantor or warrants or other rights to acquire any debt securities, guarantee or otherwise support any debt securities or make any loans or advances to any other Person;

(vii)	alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any non-wholly-owned Subsidiary;

(viii)	change or modify the accounting methods, principles or practices used by it (other than changes or modifications required to be made by changes in GAAP);

(ix)	make or agree to make any capital expenditure, other than (x) maintenance capital expenditures in the ordinary course of business consistent with past practice or (y) in an amount not greater than $250,000 in the aggregate;

(x)	settle or compromise any liability for Taxes or any suit, proceeding or claim or threatened suit, proceeding or claim in an amount not covered by insurance in excess of $250,000 in the aggregate;

(xi)	prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take a position or make any election, or adopt any method, that is inconsistent with positions taken, elections made or methods used in preparing or fling similar Tax Returns in prior periods, or make any material tax election increasing its liability for Taxes or which, in the opinion of counsel, is not permitted to be made;

(xii)	take any action prior to the Closing Date, other than in the ordinary course of business consistent with past practice, that could give rise to any material Tax liability or materially reduce any Tax asset of the Company or any Subsidiary;

(xiii)	make any material amendment to, or waive any material provision of, any Company Contract, other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby;

(xiv)	violate or fail to perform any material obligation or duty imposed upon it by any Requirement of Law;

(xv)	take or agree to take any action that would reasonably be expected, individually or in the aggregate, to cause any representation or warranty of the Company set forth in this Agreement not to be true and correct in any material respect or result in any of the conditions set forth in this Article VI not being satisfied as contemplated by this Agreement;

(xvi)	terminate the employment of any Designated Key Employee;

(xvii)	increase in any manner the compensation of any of its Designated Key Employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, deferred compensation, pension, retirement, vacation, stock option or other equity, health or other welfare, or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of shareholder, officer, key employee, director, consultant or Affiliate other than (x) as contemplated in the Company Disclosure Letter, (y) as required pursuant to the terms of agreements in effect on the date hereof or as required by any Requirement of Law or (z) as are otherwise in the ordinary course of business consistent with past practice and are not in the aggregate material;

(xviii)	fail to use its commercially reasonable efforts to comply in all material respects with any Requirement of Law applicable to it or any of its properties or assets or to maintain in full force and effect any Company Permit;

(xix)	engage in any conduct that could be construed to constitute a “material change in business operations” within the meaning of NASD Rule 1011(i); or

(xx)	authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     Section 5.8 Listing.
     The Company shall use its reasonable best efforts to maintain the Common Stock’s authorization for quotation on the NASDAQ Global Market and to cause the Purchased Shares to be approved for listing thereon on or prior to the Closing Date to the extent permitted under the rules of the NASDSAQ Global Market. Neither the Company nor any of the Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ Global Market and shall take all action reasonably necessary to maintain the listing of the Common Stock on the NASDAQ Global Market, including without limitation, exhausting all available remedies, appeal reviews and other similar mechanisms and procedures provided for under the rules and regulations of the NASDAQ Global Market to permit the continued listing of the Common Stock on the NASDAQ Global Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.8.

     Section 5.9 Preserve Accuracy of Representations and Warranties; Fulfillment of Conditions; Notification of Certain Matters.
     (a) The Company and the Purchasers shall each refrain from taking any action which would render any representation or warranty contained in Article III or IV inaccurate in any material respect as of the Closing Date. Each party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect or (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the Transactions.
     (b) The Company and the Purchasers shall each use their respective reasonable best efforts to cause each of the conditions precedent set forth in Article VI to be satisfied as soon as practicable after the date hereof.
     (c) Between the date hereof and the Closing Date, the Company shall notify the Purchasers of (i) the occurrence of any Company Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against the Company or any Subsidiary or any of their respective officers, directors or employees which would have been required to be disclosed in the Company Disclosure Letter with respect to the representations and warranties of the Company set forth in Section 3.11 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (iv) any material default of which the Company becomes aware under any Company Contract or any event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date; and (v) any notice from any Governmental Authority in connection with or relating to any of the Transactions.
     (d) The Company and the Purchasers shall cooperate fully with each other and assist each other in defending any lawsuits or other legal proceedings, whether judicial or administrative, brought against either party challenging this Agreement or the Registration Rights Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.
     Section 5.10 Contractual Consents and Governmental Approvals.
     (a) The Company will act diligently and reasonably in attempting to obtain before the Closing Date, and the Purchasers shall reasonably cooperate with the Company in such efforts, all Company Contractual Consents in form and substance reasonably satisfactory to the Investor, provided that neither the Company nor the Purchasers shall have any obligation to offer or pay any consideration in order to obtain any such Company Contractual Consents; and provided, further, that the Company shall not make any agreement or understanding affecting the Company or any of the Subsidiaries, or any of their respective businesses, as a condition for obtaining any such Company Contractual Consents except with the prior written consent of the Investor.

     (b) Between the date hereof and the Closing Date, the Company and the Purchasers shall act diligently and reasonably, and shall cooperate with each other, in making any required filing, registration or notification with, and in attempting to obtain any consent, authorization or approval required from, any Governmental Authority, any self regulatory organization (including the NASD), and stock exchange of which the Company or any Subsidiary is a member in connection with the Transactions or to otherwise satisfy the conditions set forth in Article VI; provided that the Company shall not make any agreement or understanding affecting the Company or any of the Subsidiaries, or any of their respective businesses, as a condition for obtaining any such consents or waivers except with the prior written consent of the Purchasers; provided, further that neither the Company nor the Purchasers shall be obligated to (A) execute settlements, undertakings, consent decrees, stipulations or other agreements, (B) sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or the Purchasers or (C) otherwise take or commit to take actions that after the Closing Date would limit the freedom of action of the Purchasers or the Company or its Subsidiaries with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing
     Section 5.11 Use of Proceeds.
     The net proceeds received by the Company from the issuance of the Purchased Shares shall be used in a manner consistent with the Strategic Plan.
ARTICLE VI
CONDITIONS
     Section 6.1 Conditions to the Company’s Obligations.
     The obligation of the Company to effect the Investment and the other Transactions shall be subject to the fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions:
     (a) No Order. No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or the Purchasers shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or the Registration Rights Agreement or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or the Registration Rights Agreement.
     (b) Shareholder Approvals. The Shareholder Approvals shall have been duly adopted by the Common Shareholders.

     (c) Governmental Approvals. Each Company Approval and Investor Approval shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval or Investor Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or the Registration Rights Agreement or (ii) could reasonably be expected, individually or together with other Company Approvals that have not been obtained or made, to have a Company Material Adverse Effect.
     (d) Performance of Obligations. The Purchasers shall have performed in all material respects each of its respective covenants and agreements contained in this Agreement or the Registration Rights Agreement and required to be performed at or prior to the Closing.
     (e) Representations and Warranties. Each of the representations and warranties of the Purchasers contained in this Agreement that is qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of the Purchasers that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).
     (f) Officer’s Certificate. A certificate executed on behalf of the Investor by a senior executive of the Investor, to the effect that the conditions set forth in paragraphs (d) and (e) above have been satisfied, shall have been delivered to the Company.
     (g) DEPFA Transaction. In case of a Closing occurring on or prior to July 31, 2007, the DEPFA Transaction shall have been consummated in accordance with the terms of the DEPFA Purchase Agreement.
     Section 6.2 Conditions to the Purchasers’ Obligations.
     The obligation of the Purchasers to make the Investment and to effect the other Transactions shall be subject to the fulfillment (or waiver by the Purchasers) at or prior to the Closing of each of the following conditions:
     (a) No Order. No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or the Purchasers shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or the Registration Rights Agreement or result or would result in a Company Material Adverse Effect or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or the Registration Rights Agreement.

     (b) Shareholder Approvals. The Shareholder Approvals shall have been duly adopted by the Common Shareholders.
     (c) Governmental Approvals. Each Company Approval and Investor Approval shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval or Investor Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or the Registration Rights Agreement or (ii) would reasonably be expected, individually or together with other Company Approvals or Investor Approvals that have not been obtained or made, to have a Company Material Adverse Effect.
     (d) Contractual Consents. Each Company Contractual Consent shall have been obtained and shall be in full force and effect to the extent that the failure to obtain such Company Contractual Consent would reasonably be expected, individually or together with other Company Contractual Consents that have not been obtained, to have a Company Material Adverse Effect.
     (e) Performance of Obligations. The Company shall have performed in all material respects each of its respective covenants and agreements contained in this Agreement or the Registration Rights Agreement and required to be performed at or prior to the Closing.
     (f) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of the Company that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).
     (g) Retention of Employees. At least 22 of the Designated Key Employees (i) shall remain in the continuing employ of the Company and the Subsidiaries as of the Closing Date, (ii) shall not have given notice or stated an intent to terminate their employment after the Closing and (iii) shall have entered into non-competition and non-solicitation covenants substantially in the form heretofore delivered to the Company by the Investor. In addition, the number of employees of the Company and the Subsidiaries not constituting Designated Key Employees (other than those listed on Appendix A to the Company Disclosure Letter) whose employment terminates between the date of this Agreement and the Closing Date shall not have increased by more than 20% in comparison with the employee turnover experience of the Company and the Subsidiaries over whichever of the following periods represents the higher rate of turnover: (x) the comparable period of 2006 or (y) the six-month period ending on the date hereof.
     (h) No Other Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any changes, events or developments that have had, or would reasonably be expected, individually or in the aggregate, to have, a Company Material Adverse Effect.
     (i) Officer’s Certificate. A certificate executed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in paragraphs (d), (e), (f) and clause (ii) in the first sentence and the entire second sentence of (g) above have been satisfied, shall have been delivered to the Purchasers.
ARTICLE VII
INDEMNIFICATION
     Section 7.1 Survival.
     The respective representations, warranties, covenants and agreements of the Company and the Purchasers set forth in this Agreement or the Registration Rights Agreement or in any exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing Date and the consummation of the Transactions until April 30, 2009, except that (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.26 and 3.29 shall survive indefinitely and (ii) the representations and warranties contained in Section 3.14 (the representations and warranties referred to in clauses (i) and (ii) being sometimes hereinafter collectively referred to as the “Surviving Representations”) shall survive until the expiration of the applicable statute of limitations set forth in the Code or other applicable Tax law.
     Section 7.2 Indemnification.
     Subject to the limitations set forth in this Article VII, the Company shall indemnify, defend and hold harmless the Purchasers, its members, managers, officers, employees and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, costs, damages, liabilities, obligations, impositions, inspections, assessments, fines, deficiencies and expenses (collectively, “Damages”) resulting from, in connection with or arising out of (i) any inaccuracy in any representation or warranty of the Company contained in this Agreement or the Registration Rights Agreement or in any exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto or (ii) any breach of or default under any of the covenants or agreements given or made by the Company in this Agreement or the Registration Rights Agreement, or in any exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto; provided, however, that any claim by any Purchaser Indemnified Party under (i) or (ii) above shall be made before April 30, 2009, except for a claim relating to a breach by the Company of any of the Surviving Representations. In determining the amount of any Damages for which a Purchaser Indemnified Party may seek indemnification under this Section 7.2, any materiality standard contained in a representation, warranty or covenant of the Company shall be disregarded.
     Section 7.3 Damages Threshold.
     With respect to any claim by a Purchaser Indemnified Party for indemnification under this Article VII, such Purchaser Indemnified Party may not seek indemnification with respect to any claim for Damages (i) until the sum of all Damages for which all Purchaser Indemnified Parties are entitled to indemnification under this Article VII equals or exceeds $3,000,000, whereupon each Purchaser Indemnified Party shall be entitled to seek indemnification with respect to all Damages incurred by it and (ii) if the aggregate amount of Damages for which indemnification has been provided under this Article VII, other than Damages arising out of a breach of a Surviving Representation, equals or exceeds $17,500,000.
     Section 7.4 Indemnification Procedures.
     In the event a Purchaser Indemnified Party has a claim against the Company under this Article VII, such Purchaser Indemnified Party shall deliver notice of such claim (which claim shall be described with reasonable specificity in such notice) with reasonable promptness to the Company. The failure by such Purchaser Indemnified Party to so notify the Company shall not relieve the Company from any liability which it may have to such Purchaser Indemnified Party under this Article VII, except to the extent that the Company demonstrates that it has been actually prejudiced by such failure. Subject to Section 7.3, if the Company does not notify such Purchaser Indemnified Party within thirty (30) calendar days following delivery of such notice that the Company disputes its liability to such Purchaser Indemnified Party under this Article VII, such claim specified by such Purchaser Indemnified Party in such notice shall conclusively be deemed a liability of the Company under this Article VII and the Company shall pay in same-day funds the amount of such liability to such Purchaser Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Company has timely disputed its liability with respect to such claim, as provided above, such Purchaser Indemnified Party and the Company shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction subject to Section 9.4.
     Section 7.5 Third-Party Claims. In the event that a Purchaser Indemnified Party becomes aware of a third-party claim which such Purchaser Indemnified Party believes may result in a demand for indemnification pursuant to this Article VII, such Purchaser Indemnified Party shall promptly notify the Company of such claim (with a copy to the independent directors), and the Company shall be entitled, at the Company’s sole expense, to assume the defense of such claim; provided, however, that (i) the Company acknowledges in writing its obligation to indemnify, defend and hold harmless all Purchaser Indemnified Parties against such claim pursuant to this Article VII, (ii) such Purchaser Indemnified Party shall be entitled to participate, at the Purchaser Indemnified Party’s sole expense, in such defense and (iii) the Company shall not settle such claim without the consent of such Indemnified Party (which consent shall not be unreasonably withheld) unless such settlement entails no payment of any kind by such Purchaser Indemnified Party and provides for the complete release from all liabilities and claims of any kind of such Purchaser Indemnified Party from such claim and the circumstances giving rise to such claim; provided, further, however, that if the Company does not elect to assume the defense of such claim pursuant to this sentence, then the Company may participate, at the Company’s sole expense, in such defense. In the event that the Company has proposed any such settlement, the Company shall not have any power or authority to object under any provision of this Article VII to the amount of any claim by the Purchaser Indemnified Party for indemnity with respect to such settlement.
     Section 7.6 Special Tax Indemnity.
     Without limiting the indemnity set forth in Section 7.2, in the event that any claim or assessment is asserted against the Company or any Subsidiary by any Taxing Authority prior to the second anniversary of the Closing Date with respect to any state or local income, franchise or similar Taxes required to be paid in respect of any Tax period ending on or prior to the Closing Date that exceeds the amount reserved for such Taxes in the Closing Date Balance Sheet, upon demand of the Investor, the Company shall issue to the Purchasers pro rata based on the respective numbers of Purchased Shares issued to them at the Closing, a number of additional shares of Common Stock (the “Tax Indemnity Shares”) equal to the amount of such Taxes divided by the Final Per Share Purchase Price. The Tax Indemnity Shares shall be issued free and clear of all Liens and, except where the context requires otherwise, shall be deemed to constitute additional “Purchased Shares” for the purposes of this Agreement. No claim for indemnification may be made pursuant to Section 7.2 with respect to any Taxes for which Tax Indemnity Shares have been issued pursuant to this Section 7.6.
     Section 7.7 Tax Treatment of Indemnity Payments.
     Any indemnity payments made hereunder by the Company to a Purchaser Indemnified Party, and any issuance of Tax Indemnity Shares to the Purchasers, shall be treated by the parties for all federal, state and local income tax purposes as an adjustment to the Purchase Price paid by the Purchasers for the Purchased Shares, and not as a dividend or other form of income payment from the Company to the Purchasers or applicable Purchaser Indemnified Party.
ARTICLE VIII
FURTHER AGREEMENTS
     Section 8.1 Public Announcements.
     The Purchasers and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the execution and delivery of this Agreement or the Registration Rights Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement prior to reaching mutual agreement on the language of such press release or such public statement, except as may otherwise be required by applicable Requirement of Law or stock exchange rule.
     Section 8.2 Fees and Expenses.
     (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement, the Registration Rights Agreement and the Transactions shall be paid by the party incurring such cost or expense.
     (b) The Company shall promptly reimburse the Purchasers upon presentation of appropriate invoices and documentation therefor on or after the Closing Date for all

Reimbursable Expenses incurred by or on behalf of the Purchasers or any of its Affiliates. Any such Reimbursable Expenses incurred on or prior to the Closing Date may also be deducted by the Purchasers from the Purchase Price as contemplated in Article II. For purposes of this Agreement, “Reimbursable Expenses” shall mean all reasonable out-of-pocket fees and expenses incurred by or on behalf of the Purchasers or any of its Affiliates at any time prior to any termination of this Agreement (whether before or after the date hereof or before or after the Closing Date) in connection with their due diligence investigation of the Company, the preparation of this Agreement, the Registration Rights Agreement and the Proxy Statement and consummation of the Transactions and related preparations therefor, including all fees and expenses of counsel, financial advisors (and their counsel), accountants, experts and consultants to the Purchasers and their Affiliates.
     (c) If this Agreement is terminated by the Company pursuant to Section 9.1(f), then, immediately prior to such termination, the Company shall reimburse the Purchasers in same day funds for all Reimbursable Expenses incurred through the date of such termination; provided that (i) if such termination occurs on or prior to June 30, 2007, the Reimbursable Expenses required to be paid by the Company hereunder shall not exceed $550,000 in the aggregate and (ii) if such termination occurs after June 30, 2007, the Reimbursable Expenses required to be paid by the Company hereunder shall not exceed $750,000 in the aggregate.
     (d) If this Agreement is terminated by the Purchasers pursuant to Section 9.1(g), the Company shall promptly upon demand reimburse the Purchasers for all Reimbursable Expenses incurred through the date of termination, provided that (i) if such a termination pursuant to Section 9.1(g) occurs on or prior to June 30, 2007, the Reimbursable Expenses required to be paid by the Company hereunder shall not exceed $550,000 in the aggregate and (ii) if such termination occurs after June 30, 2007, the Reimbursable Expenses required to be paid by the Company hereunder shall not exceed $750,000 in the aggregate.
     (e) If this Agreement is terminated by the Investor pursuant to Section 9.1 (b), without limiting any other remedies available to the Purchasers as a result of the Company’s breach triggering such termination, the Company shall, promptly following such termination, reimburse the Purchasers for all Reimbursable Expenses incurred through the date of such termination.
     (f) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchasers would not enter into this Agreement. Accordingly, if the Company fails to pay promptly any Reimbursable Expenses due to the Purchasers pursuant to this Section 8.2, (i) interest shall accrue and immediately become payable on the overdue amount from the due date thereof until the date of payment at the base rate of Citibank, N.A. in effect from time to time and (ii) in the event that the Purchasers commences a suit that results in a judgment against the Company for any such overdue amount or interest, the Company shall also reimburse the Purchasers for its costs and expenses (including attorney’s fees) incurred in connection with such suit.

ARTICLE IX
GENERAL
     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written consent of the Investor and the Company;
     (b) by the Investor if there has been (i) a material breach of any of the representations or warranties of the Company set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.2(f) or (ii) a material breach of any of the covenants or agreements of the Company set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the Company of notice of such breach from the Investor; provided that the Purchasers are not then in material breach of any representation or warranty under this Agreement.
     (c) by the Company if there has been (i) a material breach of any of the representations or warranties of the Purchasers set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.1(e) or (ii) a material breach of any of the covenants or agreements of the Purchasers set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the Purchasers of notice of such breach from the Company; provided that the Company is not then in material breach of any representation or warranty under this Agreement.
     (d) by either the Investor or the Company if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of any of the Transactions shall have become final and non-appealable;
     (e) by either the Investor or the Company if the Closing shall not have occurred on or before September 30, 2007, unless the failure for the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;
     (f) by the Company (but only if the Company has paid the Reimbursable Expenses to the Purchasers pursuant to Section 8.2(f)) if the Board shall accept, approve or authorize a Superior Competing Transaction; provided that the Company and the Board shall have acted in full compliance with Sections 5.3 and 5.4; or
     (g) by the Investor if the Board shall accept, approve or authorize a Superior Competing Transaction.
     In the event of termination of this Agreement by either the Investor or the Company, as provided in this Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Investor or the Company, or their respective officers, directors, managers, members or partners, except for Sections 8.2 and 9.1 and except that no such termination shall relieve any party of liability for any breach of any other provision of this Agreement occurring prior to such termination.

     Section 9.2 Notice.
     Whenever any notice is required to be given hereunder, such notice shall be deemed given only when such notice is in writing and is delivered by messenger or courier or, if sent by fax, when received. All notices, requests and other communications hereunder shall be delivered by courier or messenger or shall be sent by facsimile to the following addresses:
     (i) If to the Investor, at the following address:
MatlinPatterson FA Acquisition LLC
c/o MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention: General Counsel
Fax: (212) 651-4011
with a copy by fax or messenger or courier to:
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Facsimile: (212) 839-5599
Attention: Duncan N. Darrow and Michael H. Yanowitch
     (ii) If to the Company, at the following address:
First Albany Companies Inc.
677 Broadway
Albany, NY 12207
Facsimile: (518) 447-8606
Attention: General Counsel
with a copy by fax or messenger or courier to:
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019
Facsimile: (212) 259-6333
Attention: Donald J. Murray
                 Christopher P. Peterson
or to such other respective addresses as may be designated by notice given in accordance with this Section 9.2.
     Section 9.3 Complete Agreement; No Third-Party Beneficiaries.
     This Agreement, the Registration Rights Agreement, the Investor Confidentiality Agreement (which shall terminate and cease to have any force or effect as of the Closing Date),

the Company Disclosure Letter and the Investor Disclosure Letter constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith, including the Recapitalization Term Sheet dated April 27, 2007 between the Company and MatlinPatterson Global Opportunities Partners II, L.P., as amended, which shall be deemed terminated and of no further force or effect. This Agreement, other than Article VII, is not intended to confer upon any person other than the Company and the Purchasers any rights or remedies hereunder.
     Section 9.4 GOVERNING LAW.
     THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD APPLY THE LAW OF ANY OTHER JURISDICTION. THE PURCHASERS AND THE COMPANY HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO.
     Section 9.5 No Assignment.
     Neither this Agreement nor any rights or obligations under it are assignable by either party without the written consent of the other party.
     Section 9.6 Headings.
     The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
     Section 9.7 Counterparts.
     This Agreement may be executed in one or more counterparts and by different parties in separate counterparts. All such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.
     Section 9.8 Remedies; Waiver.
     All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Agreement. The Company and the Purchasers shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants by the other party.
     Section 9.9 Severability.
     Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provisions in any other jurisdiction. The Company and the Purchasers shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.
     Section 9.10 Amendment; Waiver.
     This Agreement may be amended only by agreement in writing of both parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.
[the next page is the signature page]

     IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

FIRST ALBANY COMPANIES INC

By:	/s/ PETER J. MCNIERNEY

Name:	Peter J. McNierney
Title:	President and Chief Executive Officer

MATLINPATTERSON FA ACQUISITION LLC

By:	/s/ ROBERT WEISS

Name:	Robert Weiss
Title:	General Counsel

Exhibit A
to
Investment Agreement
Defined Terms.
     “Action or Proceeding” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, inspection, investigation or formal order of investigation of complaint.
     “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.
     “Agreement” has the meaning set forth in the preamble.
     “Amendment Approval” has the meaning set forth in Section 5.2(a).
     “Associated Person” means an “associated persons” as defined in Article I, section (dd) of the NASD’s By-laws.
     “Board” has the meaning set forth in the recitals.
     “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized by law or executive order to close.
     “Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.
     “Capital Stock” means the Common Stock and the Preferred Stock.
     “Change in Recommendation” has the meaning set forth in Section 5.2(b).
     “Charter Amendment” has the meaning set forth in Section 5.2(a).
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date Balance Sheet” has the meaning set forth in Section 2.1(b)(ii)(C).
     “Closing Date” means the date on which the Closing takes place.
     “Closing Date Balance Sheet” has the meaning set forth in Section 2.1(b)(ii)(C).
     “Closing Date Pro Forma Balance Sheet” has the meaning set forth in Section 2.1(b)(ii)(C).

     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Co-Investor” has the meaning set forth in Section 2.1(c).
     “Co-Investor Joinder Agreement” has the meaning set forth in Section 2.1(c).
     “Common Stock” means the common stock, par value $.01 per share, of the Company.
     “Common Shareholders” has the meaning set forth in Section 5.2(a).
     “Company” has the meaning set forth in the preamble.
     “Company Approvals” has the meaning set forth in Section 3.6(b).
     “Company Contract” means any material indenture, mortgage, deed of trust, lease, contract, agreement, instrument or other undertaking or legally binding arrangement (whether written or oral) to which the Company or any Subsidiary is a party or by the Company or any Subsidiary or any of their respective properties or assets is bound.
     “Company Contractual Consents” has the meaning set forth in Section 3.6(c).
     “Company Disclosure Letter” means the letter dated the date hereof delivered by the Company to the Investor, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter.
     “Company Material Adverse Effect” means a material adverse effect on (i) the ability of the Company to consummate any of the Transactions or to perform any of its obligations under this Agreement or the Registration Rights Agreement or (ii) the businesses, assets (including licenses, franchises and other intangible assets), liabilities, financial condition or operating income of the Company and its Subsidiaries, taken as a whole, provided, however that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) a change in the market price or trading volume of Common Stock (but not any effect, event, development or change underlying such decrease to the extent that such effect, event, development or change would otherwise constitute a Material Adverse Effect); (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (c) changes in general legal, tax, regulatory, political or business conditions; (d) changes that are the result of factors generally affecting the industry in which the Company and the Subsidiaries operate; (e) changes in applicable law or GAAP; (f) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, brokers, investors, venture partners or employees; (g) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (h) earthquakes, hurricanes, floods, or other natural disasters; (i) any action taken by the Company at the request or with the prior written consent of the Investor; (j) the failure of the Company to take any action as a result of any restrictions or prohibitions set forth in Article V; (k) any adverse development in any litigation or regulatory proceeding described in Schedule 3.11 or the commencement of any action or proceeding based on a pre-litigation claim described in Schedule 3.11; (l) any litigation or regulatory proceeding alleging claims arising under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder or other laws to similar effect based on the existence, announcement or performance of this Agreement or the Transactions contemplated hereby or (m) the departure, or the announcement of an intent to depart in the near to immediate future, from the Company of any of the employees listed in Appendix A to the Company Disclosure Schedule.
     “Company Permits” has the meaning set forth in Section 3.19(a).
     “Company Recommendation” has the meaning set forth in Section 5.2(b).
     “Competing Transaction” has the meaning set forth in Section 5.3(d).
     “Contractual Consent” applicable to a specified Person in respect of a specified matter means any consent required to be obtained by such Person from any other Person party to any Contractual Obligation to which such first Person is a party or by which it is bound in order for such matter to occur or exist without resulting in the occurrence of a default or event of default or termination, the creation of any lien, the triggering of any decrease in the rights of such first Person, any increase in the obligations of such first Person or any other consequence adverse to the interests of such first Person, under any provision of such Contractual Obligation.
     “Contractual Obligation” means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, insurance policy, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).
     “Convertible Securities” means securities or obligations that are convertible into or exchangeable for shares of Capital Stock.
     “Damages” has the meaning set forth in Section 7.2.
     “December Balance Sheet” means the consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2006 that is included in the Financial Statements.
     “DEPFA” means DEPFA Bank plc, an Irish bank.
     “DEPFA Purchase Agreement” means the Asset Purchase Agreement dated as of March 6, 2007 among DEPFA, the Company and First Albany Capital Inc.

     “DEPFA Transaction” means the sale of the Municipal Capital Markets Group of the Company’s wholly-owned subsidiary, First Albany Capital Inc., to DEPFA and the related purchase by DEPFA of the Company’s municipal bond inventory.
     “Designated Key Employees” means those employees of the Company and the Subsidiaries as have been identified as “Designated Key Employees” in a letter of even date herewith from Lee Fensterstock to Peter McNierney.
     “Designation Notice” has the meaning set forth in Section 2.1(c),
     “Employee Benefit Plan” has the meaning set forth in Section 3.20(b).
     “Employee Stock Incentive Plans” means the Company’s: (i) 1999 Long-Term Incentive Plan (Amended and Restated Through April 27, 2004, as amended), (ii) 2001 Long-Term Incentive Plan, as amended, (iii) 1989 Stock Incentive Plan, as amended, (iv) Restricted Stock Inducement Plan for Descap Employees, as amended, and (v) 2003 Directors’ Stock Plan, as amended.
     “Employee Stock Options” means any stock options granted pursuant to any Employee Stock Incentive Plan.
     “Environmental Law” means any foreign, federal, state or local law, statute, permits, orders, rule or regulation or the common or decisional law relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste.
     “ERISA” has the meaning set forth in Section 3.20(b).
     “ERISA Affiliate” means any member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code).
     “Evaluation Date” has the meaning set forth in Section 3.8(c).
     “Excess Cash Compensation” has the meaning set forth in Section 2.1(b)(i),

     “Excess Compensation” has the meaning set forth in Section 2.1(b)(i),
     “Excess Compensation Dilution Factor” has the meaning set forth in Section 2.1(b)(i),
     “Excess Imputed Stock Based Compensation” has the meaning set forth in Section 2.1(b)(i),
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
     “FATV JV Entities” means, collectively, FA Technology Ventures L.P., FATV GP LLC..
     “Final Net Tangible Book Value Per Share” has the meaning set forth in Section 2.1(b)(ii)(C).
     “Final Net Tangible Book Value Report” has the meaning set forth in Section 2.1(b)(ii)(C).
     “Final NTBV Adjustment Factor” has the meaning set forth in Section 2.1(b)(ii)(C).
     “Final Per Share Purchase Price” as of the date of issuance of any Tax Indemnity Shares means $50,000,000 divided by the final number of Purchased Shares issued to the Purchasers pursuant to Section 2.1(b) (after giving effect to any adjustments provided for in Sections 2.1(b)(ii)(B) and (C)), as father adjusted to reflect any stock dividends, stock splits or other subdivisions, combinations, recapitalizations or reorganizations affecting the Common Stock between the Closing Date and such issuance date.
     “Financial Statements” has the meaning set forth in Section 3.7(b).
     “Financing” has the meaning set forth in Section 4.11.
     “Financing Commitment” has the meaning set forth in Section 4.11.
     “GAAP” has the meaning set forth in Section 3.7(b)
     “Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational.
     “Intellectual Property” has the meaning set forth in Section 3.12.

     “Investment” has the meaning set forth in the recitals.
     “Investor” has the meaning set forth in the preamble.
     “Investor Approvals” has the meaning set forth in Section 4.3(b).
     “Investor Confidentiality Agreement” means the confidentiality letter agreement dated March 20, 2007 between MatlinPatterson Global Opportunities Partners II, L.P. and the Company.
     “Investor Designated Directors” means those individuals who shall have been designated by the Investor as “Investor Designated Directors” by written notice given to the Company not later than five (5) Business Days prior to the Closing Date.
     “Investor Disclosure Letter” means the letter dated the date hereof delivered by the Investor to the Company, which letter relates to this Agreement and is designated therein as the Investor Disclosure Letter.
     “Investor Indemnified Party” has the meaning set forth in Section 7.2.
     “JV Entities” means, collectively, the FATV JV Entities, the NAFA Capital JV Entities and each of the Company’s Employee Investment Funds.
     “Knowledge of the Company” means the actual knowledge of the officers of the Company who have been designated in the Company Disclosure Letter as having “Knowledge of the Company”, after reasonable inquiry of any business unit heads or function heads who would reasonably be expected to have relevant knowledge in respect of the matter in question.
     “Lender Warrants” mean the Common Stock purchase warrants issued to the purchasers of the Senior Notes dated June 13, 2003, initially exercisable for the purchase of 437,000 shares of Common Stock.
     “Liens” means security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.
     “Material Lease” has the meaning set forth in Section 3.16(b).
     “MCMG Employee” means any employee of the Company or the Subsidiaries who was an employee of the Municipal Capital Markets Group of the Company’s wholly-owned subsidiary, First Albany Capital Inc. as of the date of the DEPFA Agreement.
     “Measurement Date” has the meaning set forth in Section 2.1(b)(ii)(B).
     “Measurement Date Balance Sheet” has the meaning set forth in Section 2.1(b)(ii)(B).

     “Measurement Date Pro Forma Balance Sheet” has the meaning set forth in Section 2.1(b)(ii)(B).
     “NAFA Capital JV Entities” means NAFA Capital Markets [Inc.] or any subsidiary.
     “NASD” means the National Association of Securities Dealers, Inc. and its subsidiaries.
     “Net Purchase Price” has the meaning set forth in Section 2.1.
     “Net Tangible Book Value” as of the Measurement Date shall mean total consolidated shareholders equity less intangible assets, all as shown on the Measurement Date Balance Sheet.
     “Net Tangible Book Value Per Share” as of the Measurement Date shall mean the Net Tangible Book Value as of the Measurement Date divided by the number of shares of Common Stock outstanding as of the date of the Net Tangible Book Value Report.
     “Non-Continuing Directors” means those current members of the Board as have been identified as “Non-Continuing Directors” in the Investor Disclosure Letter.
     “NTBV Adjustment Factor” has the meaning set forth in Section 2.1(b)(ii)(A).
     “NYBCL” means the New York Business Corporation Law.
     “Organizational Document” means, with respect to the Company or any Subsidiary, any certificate or articles of incorporation, memorandum of association, by-laws, partnership agreement, limited liability agreement, operating agreement, trust agreement or other agreement, instrument or document governing the affairs of the Company or such Subsidiary.
     “Person” means any individual, Business Entity, unincorporated association or Governmental Authority.
     “Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.
     “Preliminary Net Tangible Book Value Per Share” has the meaning set forth in Section 2.1(b)(ii)(B).
     “Preliminary Net Tangible Book Value Report” has the meaning set forth in Section 2.1(b)(ii)(B).
     “Preliminary NTBV Adjustment Factor” has the meaning set forth in Section 2.1(b)(ii)(B).

     “Proxy Statement” has the meaning set forth in Section 5.2(a).
     “Purchased Shares” has the meaning set forth in Section 2.1(b), as modified by Section 7.6.
     “Purchase Price” has the meaning set forth in Section 2.1(a).
     “Purchasers” has the meaning set forth in Section 2.1(c).
     “Registration Rights Agreement” means a Registration Rights Agreement substantially in the form of Exhibit F.
     “Reimbursable Expenses” has the meaning set forth in Section 8.2(b).
     “Requirement of Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any regulations of any applicable self regulatory organizations.
     “Representatives” has the meaning set forth in Section 5.3(a).
     “Restricted Stock” means any shares of Common Stock issued or issuable pursuant to a Restricted Stock Award.
     “Restricted Stock Award” means any award granted under an Employee Stock Incentive Plan of (i) shares of Restricted Stock or (ii) restricted stock units or other rights to acquire shares of Restricted Stock.
     “Rights” has the meaning set forth in the Rights Agreement.
     “Rights Agreement” means the Rights Agreement dated as of March 30, 1998 between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended.
     “Sarbanes-Oxley” has the meaning set forth in Section 3.8(a).
     “Schedules” means the Schedules to the Company Disclosure Letter.
     “SEC” means the Securities and Exchange Commission.
     “SEC Reports” has the meaning set forth in Section 3.7(a)
     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
     “Shareholder Approvals” has the meaning set forth in Section 5.2(a).

     “Shareholder Meeting” has the meaning set forth in Section 5.2(a).
     “Special Committee” has the meaning set forth in the recitals.
     “Stock Purchase Rights” has the meaning set forth in Section 3.2(d).
     “Strategic Plan” has the meaning set forth in Section 5.6.
     “Subsidiary” means any Business Entity of which the Company (either alone or through or together with one or more other Subsidiaries) (x) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Business Entity, (y) is a general partner, managing member, trustee or other Person performing similar functions or (z) has control (as defined in Rule 405 under the Securities Act). For the purposes of the representations and warranties of the Company made in Sections 3.6, 3.9, 3.11, 3.12, 3.15, 3.17, 3.19, 3.21, 3.22 and 3.25, each of the JV Entities shall be deemed to be a Subsidiary of the Company, provided that the Company shall be deemed to make such representations and warranties with respect to such JV Entities only (x) to the extent of the “Knowledge of the Company” (which, for the purpose of this proviso shall be deemed to mean the actual knowledge of George McNamee as well as of the designated individuals referred to in the definition of such phrase, but without any obligation on the part of any such individual to make due inquiry of any other Person) and (y) to the extent that the inaccuracy of such representations and warranties would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     “Superior Competing Transaction” has the meaning set forth in Section 5.3(e).
     “Surviving Representations” has the meaning set forth in Section 7.1.
     “Tax Indemnity Shares” has the meaning set forth in Section 7.6.
     “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
     “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sale, bulk sales, use, real property, personal property, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, withholding, payroll, employment, excise severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, premium, custom, duty or other tax or assessment), together with any interest, penalty, addition to tax or additional amount thereto, imposed by any Governmental Authority.
     “Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax.

     “Transactions” has the meaning set forth in the recitals.
     “Transactions Approval” has the meaning set forth in Section 5.2(a).
     “Treasury Regulations” means the final and temporary regulations promulgated by the United States Treasury Department from time to time under the Code.
     “Voting Agreements” has the meaning set forth in the recitals.

Exhibit B
to
Investment Agreement
Form of Opinion of Sidley Austin LLP
[SIDLEY AUSTIN LLP LETTERHEAD]
[                    ]1, 2007
[                    ]2
677 Broadway
Albany, NY 12207
Attention: Peter McNierney
Re: First Albany Recapitalization
Ladies and Gentlemen:
          We have acted as counsel for MatlinPatterson FA Acquisition LLC, a Delaware limited liability company (the “Investor”), in connection with the issuance and sale by [                    ]3 (f/k/a First Albany Companies, Inc.), a New York corporation (the “Company”) of certain “Purchased Shares” consisting of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) pursuant to that certain Investment Agreement, dated as of May 14, 2007 (the “Investment Agreement”), between the Company and the Investor. This opinion is being rendered to you at the request of the Investor pursuant to Section 2.3(d) of the Investment Agreement. Unless otherwise defined herein, terms used herein which are defined in the Investment Agreement shall have the respective meanings set forth in the Investment Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Investment Agreement.
          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers and other representatives of the Investor, and such other agreements, instruments and documents as we have deemed necessary or appropriate for purposes of rendering the opinions expressed below.

[1]	Insert Closing Date

[2]	Insert current name of the Company

[3]	Insert current name of the Company

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the competency of all individuals signing all documents presented to us, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies, or as retrieved from the U.S. Securities and Exchange Commission’s EDGAR database, the authenticity of the originals of such latter documents and the correctness of all statements of fact in all documents examined by us. We have further assumed (i) that all parties to the foregoing documents are validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or are otherwise required to be so qualified (other than the Investor, to the extent indicated below), and have full power and authority and all necessary consents and approvals to execute, deliver and perform under such documents (other than the Investor, to the extent indicated below), (ii) that all such documents have been duly authorized by all necessary corporate or other action on the part of the parties thereto, have been duly executed by such parties and have been duly delivered by such parties (other than the Investor, to the extent indicated below), (iii) that all such documents constitute the legal, valid and binding obligations of each party thereto enforceable against such party in accordance with its terms (other than the Investor, to the extent indicated below) and (iv) the compliance with all covenants, contained in or made pursuant to the agreements, instruments, records, certificates and other documents we have reviewed (including, without limitation, the Investment Agreement and the Registration Rights Agreement) as of their stated dates and as of the date hereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have, with your consent, relied upon oral or written statements of the Investor and its officers and representatives and public officials and sources believed to be reliable (including, without limitation, the representations, covenants and agreements of the Company and the Investor contained in the Investment Agreement). We have not independently established the facts so relied upon.
          Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate, and subject to the limitations and qualifications set forth below, it is our opinion that:
     1. The Investor is a limited liability company validly existing and in good standing under the laws of the State of Delaware.
     2. The Investor has the limited liability company power and authority to execute, deliver and perform the Investment Agreement and the Registration Rights Agreement and to consummate the transactions contemplated thereby.
     3. The Investment Agreement and the Registration Rights Agreement have each been duly authorized, executed and delivered by the Investor and each constitutes a legal, valid and binding agreement of the Investor enforceable against it in accordance with its terms.
     4. The purchase by the Investor of Purchased Shares as contemplated by the Investment Agreement will not, (a) conflict with or violate the certificate of formation or limited liability company agreement of the Investor, (b) conflict with or violate any judgment, order or decree of any court or governmental authority which to our knowledge is applicable to the Investor or any of its properties, (c) result in a material violation, or conflict with, the Delaware Limited Liability Company Act or any U.S. federal or New York State statute, rule or regulation, in any case known to us to be applicable to the Investor or (d) result in a material default by the Investor under any material contract or agreement to which the Investor is a party that is known to us.
     5. No consent, approval or authorization of or designation, declaration or filing with, any U.S. federal or New York State Governmental Authority on the part of the Investor is required in connection with the purchase of the Purchased Shares, other than (a) such as have been made or obtained and (b) compliance with the Blue Sky laws or federal securities laws applicable to the sale of the Purchased Shares.
          Our opinions are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors; (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); (c) the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; or (d) the discretion of the court before which any proceeding therefor may be brought, and except as the right to indemnification or contribution set forth in the Investment Agreement or Registration Rights Agreement may be limited by public policy or applicable securities laws. In addition, indemnities, rights of contribution, exculpatory provisions, non-competition and non-solicitation restrictions and waivers may be limited on public policy grounds.
          You should be aware that an opinion of counsel represents our best legal judgment, which may be subject to challenge by any governmental agency and is not binding on any governmental agency or the courts. Our opinion is based on existing laws, judicial decisions and administrative regulations, rulings and practice, all of which are subject to change at any time, prospectively and retroactively. New developments in rulings of any agency, administrative regulations, court decisions, legislative changes or changes in the facts or other information upon which our opinion is based may have an adverse effect on the legal consequences described herein. Any such change could be retroactive so as to apply to any of the transactions contemplated by the Investment Agreement.
          Any opinion or statement herein which is expressed to be based on our “knowledge” or is otherwise qualified by words of like import means that the lawyers currently practicing law with Sidley Austin LLP who have had an active involvement in negotiating or reviewing the Investment Agreement have no current conscious awareness of any facts or information contrary to such opinion or statement. With respect to such matters, such persons, with your express permission and consent, have not undertaken any investigation or inquiry of other lawyers practicing law with this firm, or any review of files maintained by this firm, or any inquiry of officers or representatives of the Investor or any of its affiliates. The reference to “conscious awareness” in this paragraph has the meaning given that phrase in the Third-Party Legal Opinion Report, Including the Legal Opinion Accord, of the Section of Business Law, American Bar Association, 47 Bus. Law. 167, 192 (1991).
          The foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States and the Delaware Limited Liability Company Act and we render no opinion with respect to the laws of any other jurisdiction. This opinion letter is rendered as of the date hereof, and we assume no obligation to update such opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.
          This letter is being delivered to you solely for your information in connection with the transaction contemplated by the Investment Agreement. Our opinions set forth in this letter may not be relied upon, used, circulated, summarized, referred to or quoted by any other person, firm, corporation, partnership or other entity, in whole or in part, without our prior written consent.

Very truly yours,

Exhibit C
to
Investment Agreement
List of Closing Deliveries
Part I. Deliveries by the Purchasers
1.	The officer’s certificate contemplated to be delivered by the Purchasers pursuant to Section 6.1(f).

2.	A copy, certified by the Secretary of State of the State of Delaware as of a date not more than three (3) Business Days prior to the Closing Date, of the certificate of formation of the Investor, with all amendments thereto.

3.	A certificate of good standing for the Investor issued by the Secretary of State of the State of Delaware as of a date that is not more than three (3) Business Days prior to the Closing Date.

4.	A certificate of the Secretary or an Assistant Secretary of the Investor, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (i) no amendments to the certificate of formation of the Investor since the date of the certified copy thereof listed in item 2 above, (ii) the operating agreement of the Investor, (iii) the resolutions of the board or similar governing body or members authorizing the execution, delivery and performance of this Agreement and the Registration Rights Agreement and (iv) incumbency and signatures of the officers, members or managing member, as applicable, of the Investor executing this Agreement, the Registration Rights Agreement and any other certificates or documents executed and delivered by the Investor in connection with the Transactions.
Part II. Deliveries by the Company
1.	The officer’s certificate contemplated to be delivered by the Company pursuant to Section 6.2(i).

2.	A copy, certified by the Secretary of State of the State of New York as of a date not more than three (3) Business Days prior to the Closing Date, of the articles of incorporation of the Company, with all amendments thereto (including the Charter Amendment).

3.	A certificate of good standing for the Company issued by the Secretary of State of the State of New York as of a date that is not more than three (3) Business Days prior to the Closing Date.

4.	A certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Investor, as to (i) no amendments to the articles of incorporation of the Company since the date of the certified copy thereof listed in item 2 above, (ii) the by-laws of the Company, (iii) the resolutions of the Board authorizing the execution, delivery and performance of this Agreement and the Registration Rights Agreement and approving the Charter Amendment, (iv) the resolutions of the Board increasing the size of the Board to nine directors, appointing the Investor Designated Directors to serve as directors of the Company and changing the composition of the Board committees consistent with Section 5.5(b), (v) written evidence in form and substance reasonably satisfactory to the Investor of the Company Shareholders approving the Shareholder Approvals and (vi) incumbency and signatures of the officers of the Company executing this Agreement, the Registration Rights Agreement and any other certificates or documents executed and delivered by the Company in connection with the Transactions.

5.	The resignation, in form and substance reasonably satisfactory to the Investor, of each Non-Continuing Director from his or her position as a director of the Company.

6.	A copy, certified by the Secretary or an Assistant Secretary of the Company as of the Closing Date, of the amendment to the Rights Agreement or other action taken under Section 3.26.

2

Exhibit D
to
Investment Agreement
Form of Opinion of Dewey Ballantine LLP
[DEWEY BALLANTINE LETTERHEAD]
[___]1, 2007
To each of the Persons listed
on Appendix I hereto
c/o MatlinPatterson Global Advisers II LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention: General Counsel
Re: First Albany Recapitalization
Ladies and Gentlemen:
          We have acted as counsel for [                                        ]2 (f/k/a First Albany Companies, Inc.), a New York corporation (the “Company”), in connection with the issuance and sale by the Company of certain “Purchased Shares” consisting of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) pursuant to that certain Investment Agreement, dated as of May 14, 2007 (the “Investment Agreement”), between the Company and MatlinPatterson FA Acquisition LLC (the “Investor”). This opinion is being rendered to you at the request of the Company pursuant to Section 2.4(d) of the Investment Agreement. Unless otherwise defined herein, terms used herein which are defined in the Investment Agreement shall have the respective meanings set forth in the Investment Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.
          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers and other representatives of the Company, and such other agreements, instruments and documents as we have deemed necessary or appropriate for purposes of rendering the opinions expressed below.

[1]	Insert Closing Date

[2]	Insert current name of the Company

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the competency of all individuals signing all documents presented to us, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies, or as retrieved from the U.S. Securities and Exchange Commission’s EDGAR database, the authenticity of the originals of such latter documents and the correctness of all statements of fact in all documents examined by us. We have further assumed (i) that all parties to the foregoing documents are validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or are otherwise required to be so qualified (other than the Company, to the extent indicated below), and have full power and authority and all necessary consents and approvals to execute, deliver and perform under such documents (other than the Company, to the extent indicated below), (ii) that all such documents have been duly authorized by all necessary corporate or other action on the part of the parties thereto, have been duly executed by such parties and have been duly delivered by such parties (other than the Company, to the extent indicated below), (iii) that all such documents constitute the legal, valid and binding obligations of each party thereto enforceable against such party in accordance with its terms (other than the Company, to the extent indicated below) and (iv) the compliance with all covenants, contained in or made pursuant to the agreements, instruments, records, certificates and other documents we have reviewed (including, without limitation, the Investment Agreement and the Registration Rights Agreement) as of their stated dates and as of the date hereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have, with your consent, relied upon oral or written statements of the Company and its officers and representatives and public officials and sources believed to be reliable (including, without limitation, the representations, covenants and agreements of the Company and the Investor contained in the Investment Agreement). We have not independently established the facts so relied upon.
          We have further assumed for the purpose of this opinion that the certificates representing the Purchased Shares being sold by the Company to the Purchasers will conform as to form to the forms thereof examined by us, which assumption we have not independently verified. In addition, we have assumed for the purpose of this opinion that (i) neither the Company nor any Person acting on its behalf has engaged in any general solicitation or general advertising within the meaning of Rule 502(c) promulgated under the Securities Act with respect to the offer and sale of the Purchased Shares and (ii) neither the Company nor any other Person will, after the time of delivery of this opinion, take or omit to take any action which would cause such offer and sale not to constitute an exempt transaction under the Securities Act. Further, and without limiting the generality of the foregoing assumptions, in rendering the opinion expressed herein we have relied on the representation of each Purchaser contained in the Investment Agreement or applicable Co-Investor Joinder Agreement that such Purchaser qualifies as an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

          Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate, and subject to the limitations and qualifications set forth below, it is our opinion that:
     1. The Company is a corporation validly existing and in good standing under the laws of the State of New York.
     2. The Company has the corporate power and authority to execute, deliver and perform the Investment Agreement and the Registration Rights Agreement and to consummate the transactions contemplated thereby.
     3. The Investment Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company and each constitutes a legal, valid and binding agreement of the Investor enforceable against it in accordance with its terms. When issued and delivered in accordance with the terms of the Investment Agreement against payment of the purchase price therefor, the Purchased Shares will be validly issued, full paid and nonassessable. When issued to the Purchasers as contemplated by the Investment Agreement, each Right associated with each Purchased Share will have been validly issued in accordance with the terms of the Rights Agreement.
     4. The issuance and sale of the Purchased Shares as contemplated by the Investment Agreement will not, (a) conflict with or violate the articles of incorporation or bylaws of the Company, (b) conflict with or violate any judgment, order or decree of any court or other U.S. federal or New York State governmental authority which to our knowledge is applicable to the Company or any of its properties, (c) result in a material violation, or conflict with, any U.S. federal or New York State statute, rule or regulation, in any case known to us to be applicable to the Company or (d) result in a material default by the Company under any of the contracts or agreements filed as exhibits to the SEC Reports.
     6. No consent, approval or authorization of or designation, declaration or filing with, any U.S. federal or New York State governmental authority on the part of the Company is required in connection with the issuance or sale of the Purchased Shares, other than (a) such as have been made or obtained; (b) compliance with the Blue Sky laws or federal securities laws applicable to the issuance and sale of the Purchased Shares; and (c) the filing of a registration statement in accordance with the requirements of the Registration Rights Agreement.
     7. Assuming (i) the accuracy and completeness of the representations and warranties of each Purchaser set forth in the Investment Agreement or applicable Co-Investor Joinder Agreement and (ii) that neither the Company nor any other Person has engaged in any activity that would be deemed a “general solicitation” under the provisions of Regulation D under the Securities Act, the issuance and sale of the Purchased Shares to the Purchasers in accordance with the Investment Agreement constitutes a transaction exempt from the registration requirements of Section 5 of the

Securities Act (it being understood that we express no opinion as to any subsequent resales of the Purchased Shares by any Purchaser).
     8. The issuance and sale of the Purchased Shares as contemplated in the Investment Agreement will not cause any of the Purchasers to be deemed to be an “Acquiring Person” as defined in the Rights Agreement.
          Our opinions are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors; (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); (c) the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; or (d) the discretion of the court before which any proceeding therefor may be brought, and except as the right to indemnification or contribution set forth in the Investment Agreement or Registration Rights Agreement may be limited by public policy or applicable securities laws. In addition, indemnities, rights of contribution, exculpatory provisions, non-competition and non-solicitation restrictions and waivers may be limited on public policy grounds.
          You should be aware that an opinion of counsel represents our best legal judgment, which may be subject to challenge by any governmental agency and is not binding on any governmental agency or the courts. Our opinion is based on existing laws, judicial decisions and administrative regulations, rulings and practice, all of which are subject to change at any time, prospectively and retroactively. New developments in rulings of any agency, administrative regulations, court decisions, legislative changes or changes in the facts or other information upon which our opinion is based may have an adverse effect on the legal consequences described herein. Any such change could be retroactive so as to apply to any of the transactions contemplated by the Investment Agreement.
          Any opinion or statement herein which is expressed to be based on our “knowledge” or is otherwise qualified by words of like import means that the lawyers currently practicing law with Dewey Ballantine LLP who have had an active involvement in negotiating or reviewing the Investment Agreement have no current conscious awareness of any facts or information contrary to such opinion or statement. With respect to such matters, such persons, with your express permission and consent, have not undertaken any investigation or inquiry of other lawyers practicing law with this firm, or any review of files maintained by this firm, or any inquiry of officers or representatives of the Company or any of its affiliates. The reference to “conscious awareness” in this paragraph has the meaning given that phrase in the Third-Party Legal Opinion Report, Including the Legal Opinion Accord, of the Section of Business Law, American Bar Association, 47 Bus. Law. 167, 192 (1991).

          The foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States and we render no opinion with respect to the laws of any other jurisdiction. This opinion letter is rendered as of the date hereof, and we assume no obligation to update such opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.
          This letter is being delivered to you solely for your information in connection with the transaction contemplated by the Agreement. Our opinions set forth in this letter may not be relied upon, used, circulated, summarized, referred to or quoted by any other person, firm, corporation, partnership or other entity, in whole or in part, without our prior written consent.
Very truly yours,

Appendix I
to
Opinion of Dewey Ballantine LLP
Addressees
MatlinPatterson FA Acquisition LLC
[list each other Purchaser]

Exhibit E
to
Investment Agreement
Form of Financing Commitment
MatlinPatterson Global Opportunities Partners II, L.P.
MatlinPatterson Global Opportunities Partners
(Cayman) II, L.P.
c/o MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
May 14, 2007
MatlinPatterson FA Acquisition LLC
c/o MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Re: Financing Commitments
Gentlemen:
          MatlinPatterson FA Acquisition LLC (“MP Acquisition”) proposes to enter into an Investment Agreement of even date herewith (the “Investment Agreement”) with First Albany Companies Inc. (“First Albany”) pursuant to which MP Acquisition and certain co-investors (collectively, together with MP Acquisition, the “Purchasers”) are to acquire certain shares of Common Stock of First Albany (the “Shares”) representing a majority of the outstanding Common Stock for an aggregate Purchase Price (as defined in the Investment Agreement) of $50 million.
          The undersigned MatlinPatterson Global Partners II, L.P. (“MP GOP II”) and MatlinPatterson GOP II (Cayman) II, L.P. (“MP GOP II (Cayman)” and, together with MP GOP II, the “MP Funds”) are pleased to advise you of their several commitments (the “Commitments”) to provide financing to MP Acquisition (the “Financing”) in an aggregate amount sufficient to enable MP Acquisition to pay the Net Purchase Price required to be paid by it under the Investment Agreement and to fund related transaction costs, provided that the amount of the Commitment of each of the MP Funds will be reduced pro rata to the extent that any Co-Investor (as defined in the Investment Agreement) actually purchases and pays for a portion of the Shares. 73.6361% of the Financing will be provided by MP GOP II and the remaining 26.3639% will be provided by MP GOP II (Cayman). The Financing shall take the form of such loans or capital contributions to MP Acquisition, or a combination thereof, as the parties shall agree upon. The obligations of the MP Funds to provide the Financing shall be subject to the satisfaction (or waiver, with the consent of the MP Funds) of each of the conditions set forth in the Investment Agreement to the obligations of the Purchasers to acquire the Shares.

The MP Funds may elect to provide all or part of the Financing through one or more affiliated entities.
          Each of MP Acquisition and the MP Funds agree and acknowledge that First Albany is an intended third party beneficiary of the Financing.
          By countersigning this letter, MP Acquisition hereby represents and warrants to each of the MP Funds that MP Acquisition has delivered to the MP Funds a fully signed copy of the Investment Agreement.
          This commitment letter and the commitment of the MP Funds hereunder shall not be assignable by MP Acquisition to any other person without the prior written consent of each of the MP Funds and First Albany, and any attempted assignment without such consent shall be void. This commitment letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This commitment letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this commitment letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this commitment letter. This commitment letter sets forth the entire understanding with respect to the subject matter hereof and supersedes any prior understandings with respect thereto, written or oral. This commitment letter is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This commitment letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

MATLINPATTERSON FA ACQUISITION LLC

By:

Name:
Title:

Accepted and agreed to as of
the date first above written:
MATLINPATTERSON GLOBAL OPPORTUNITIES II, L.P
By MatlinPatterson Global Opportunities II LLC, its general partner

By:

Name:
Title:
MATLINPATTERSON GLOBAL OPPORTUNITIES (CAYMAN) II, L.P
By MatlinPatterson Global Opportunities II LLC, its general partner

By:

Name:
Title:
FIRST ALBANY COMPANIES INC.
as intended third party beneficiary

By:

Name:
Title:

Exhibit F
to
Investment Agreement

REGISTRATION RIGHTS AGREEMENT
dated as of [___]*, 2007
between
[___]†
and
MATLINPATTERSON FA ACQUISITION LLC

*	Insert Closing Date

†	Insert new name of the Company

REGISTRATION RIGHTS AGREEMENT
     Registration Rights Agreement (this “Agreement”) dated as of [___]‡, 2007 by and among [___]§ (f/k/a First Albany Companies Inc.), a Delaware corporation (the “Company”), MATLINPATTERSON FA ACQUISITION LLC, a Delaware limited liability company (the “Principal Investor”), and the other Persons who have executed this Agreement as “Other Investors” (the “Other Investors” and, together with the Principal Investor, the “Investors”).
RECITALS
     WHEREAS, pursuant to that certain Investment Agreement dated as of May [___], 2007, by and between the Company and the Principal Investor (the “Investment Agreement”) and to which the Other Investors have become parties by execution of joinder agreements, the Company has issued to the Investors shares (the “Shares”) of the Common Stock (as defined below) and has agreed to enter into this Agreement to provide the Investors with certain registration rights in respect of such shares; and
     WHEREAS, the parties hereto hereby desire to set forth the Company’s obligations to cause the registration of the Registrable Securities (as defined below) pursuant to the Securities Act (as defined below) and applicable state securities laws;
     NOW, THEREFORE, in consideration of the purchase by the Investors of the Shares pursuant to the Investment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Definitions and Usage.
          As used in this Agreement:
          1.1. Definitions.
          “Agent” means the principal placement agent on an agented placement of Registrable Securities.
          “Commission” shall mean the Securities and Exchange Commission.
          “Common Stock” shall mean (i) the common stock, par value $.01 per share, of the Company, and (ii) shares of capital stock of the Company issued by the Company in respect of or in exchange for shares of such common stock in connection with any stock dividend or distribution, stock split-up, recapitalization, recombination or exchange by the Company generally of shares of such common stock.

‡	Insert Closing Date

§	Insert new name of the Company

          “Continuously Effective”, with respect to a specified registration statement, shall mean that it shall not cease to be effective and available for Transfers of Registrable Securities thereunder for longer than either (i) any thirty (30) consecutive business days, or (ii) an aggregate of sixty (60) business days during any twelve (12) month period.
          “Demand Registration” shall have the meaning set forth in Section 2.1(i).
          “Demanding Holders” shall have the meaning set forth in Section 2.1(i).
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Holder” shall mean any Investor and any Transferee of any Registrable Securities from a Holder, to the extent that such Transferee shall have been assigned rights under this Agreement in accordance with Section 8, in each case at such times as such Person shall own any Registrable Securities.
          “Initial Public Offering” means first offering of shares of Common Stock registered pursuant to the Securities Act.
          “Initiating Substantial Holder” shall have the meaning set forth in Section 2.2.
          “Investment Agreement” shall have the meaning set forth in the Recitals.
          “Majority Selling Holders” means those Selling Holders whose Registrable Securities included in such registration represent a majority of the Registrable Securities of all Selling Holders included therein.
          “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof.
          “Piggyback Registration” shall have the meaning set forth in Section 3.
          “Register”, “registered”, and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the Commission of effectiveness of such registration statement or document.
          “Registrable Securities” shall mean, subject to Section 8 and Section 10.3: (i) the Shares owned by Holders on the date hereof, (ii) any shares of Common Stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange by the Company generally for, or in replacement by the Company generally of, such Shares (or other Registrable Securities); and (iii) any securities issued in exchange for Shares (or other Registrable Securities) in any merger or reorganization of the Company; provided, however, that Registrable Securities shall not include any securities which have theretofore been registered and sold pursuant to the Securities Act or which have been sold to the public pursuant to Rule 144 or any similar rule promulgated by the Commission pursuant to the Securities Act, and, provided, further, the Company shall have no obligation under Sections 2 and 3 to register any Registrable Securities of a Holder if the Company shall deliver to such Holder requesting such registration an opinion of counsel reasonably satisfactory to such Holder and its counsel to the effect that the proposed sale or disposition of all of the Registrable Securities for which registration was requested does not require registration under the Securities Act for a sale or disposition in a single public sale, and offers to remove any and all legends restricting transfer from the certificates evidencing such Registrable Securities. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the then-existing right to acquire such Registrable Securities (by conversion, purchase or otherwise), whether or not such acquisition has actually been effected.
          “Registrable Securities then outstanding” shall mean, with respect to a specified determination date, the Registrable Securities owned by all Holders on such date.
          “Registration Expenses” shall have the meaning set forth in Section 6.1.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Selling Holders” shall mean, with respect to a specified registration pursuant to this Agreement, Holders whose Registrable Securities are included in such registration.
          “Shares” shall have the meaning set forth in the Recitals.
          “Shelf Registration” shall have the meaning set forth in Section 2.2.
          “Substantial Holder” shall mean any Holder that owned on the date of this Agreement 25% or more of the Registrable Securities then outstanding and such Transferee, if any, to whom such Person Transfers Registrable Securities and assigns such Substantial Holder’s rights as a Substantial Holder as permitted by Section 8.
          “Transfer” shall mean and include the act of selling, giving, transferring, creating a trust (voting or otherwise), assigning or otherwise disposing of (other than pledging, hypothecating or otherwise transferring as security) (and correlative words shall have correlative meanings); provided, however, that any transfer or other disposition upon foreclosure or other exercise of remedies of a secured creditor after an event of default under or with respect to a pledge, hypothecation or other transfer as security shall constitute a “Transfer”.
          “Underwriters’ Representative” shall mean the managing underwriter, or, in the case of a co-managed underwriting, the managing underwriter designated as the Underwriters’ Representative by the co-managers.
          “Violation” shall have the meaning set forth in Section 7.1.

          1.2. Usage.
          (i) References to a Person are also references to its assigns and successors in interest (by means of merger, consolidation or sale of all or substantially all the assets of such Person or otherwise, as the case may be).
          (ii) References to Registrable Securities “owned” or “held” by a Holder shall include Registrable Securities beneficially owned by such Person but which are held of record in the name of a nominee, trustee, custodian, or other agent, but shall exclude shares of Common Stock held by a Holder in a fiduciary capacity for customers of such Person.
          (iii) References to a document are to it as amended, waived and otherwise modified from time to time and references to a statute or other governmental rule are to it as amended and otherwise modified from time to time (and references to any provision thereof shall include references to any successor provision).
          (iv) References to Sections or to Schedules or Exhibits are to sections hereof or schedules or exhibits hereto, unless the context otherwise requires.
          (v) The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.
          (vi) The term “including” and correlative terms shall be deemed to be followed by “without limitation” whether or not followed by such words or words of like import.
          (vii) The term “hereof” and similar terms refer to this Agreement as a whole.
          (viii) The “date of” any notice or request given pursuant to this Agreement shall be determined in accordance with Section 13.
     Section 2. Demand Registration.
          2.1.
          (i) If one or more Holders that own an aggregate of 51% or more of the Registrable Securities then outstanding (the “Demanding Holders”) shall at any time make a written request to the Company, the Company shall cause there to be filed with the Commission a registration statement meeting the requirements of the Securities Act (a “Demand Registration”), and each Demanding Holder shall be entitled to have included therein (subject to Section 2.7) all or such number of such Demanding Holder’s Registered Shares, as the Demanding Holder shall report in writing; provided, however, that no request may be made pursuant to this Section 2.1 if within six (6) months prior to the date of such request a Demand Registration Statement pursuant to this Section 2.1 shall have been declared effective by the Commission. Any request made pursuant to this Section 2.1 shall be addressed to the attention of the Secretary of the Company, and shall specify the number of Registrable Securities to be registered, the intended methods of disposition thereof and that the request is for a Demand Registration pursuant to this Section 2.1(i).

          (ii) The Company shall be entitled to postpone for up to one hundred twenty (120) days the filing of any Demand Registration statement otherwise required to be prepared and filed pursuant to this Section 2.1, if the Board determines, in its good faith reasonable judgment (with the concurrence of the managing underwriter, if any), that such registration and the Transfer or Registrable Securities contemplated thereby would materially interfere with, or require premature disclosure of, any financing, acquisition or reorganization involving the Company or any of its wholly owned subsidiaries and the Company promptly gives the Demanding Holders notice of such determination; provided, however, that the Company shall not have postponed pursuant to this Section 2.1(ii) the filing of any other Demand Registration statement otherwise required to be prepared and filed pursuant to this Section 2.1 during the 24 month period ended on the date of the relevant request pursuant to Section 2.1(i).
          (iii) Whenever the Company shall have received a demand pursuant to Section 2.1(i) to effect the registration of any Registrable Shares, the Company shall promptly give written notice of such proposed registration to all Holders. Any such Holder may, within twenty (20) days after receipt of such notice, request in writing that all of such Holder’s Registrable Shares, or any portion thereof designated by such Holder, be included in the registration.
          2.2. On or after the date of this Agreement each Substantial Holder that shall make a written request to the Company (the “Initiating Substantial Holder”), shall be entitled to have all or any number of such Initiating Substantial Holder’s Registrable Securities included in a registration with the Commission in accordance with the Securities Act for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”). Any request made pursuant to this Section 2.2 shall be addressed to the attention of the Secretary of the Company, and shall specify the number of Registrable Securities to be registered, the intended methods of disposition thereof and that the request is for a Shelf Registration pursuant to this Section 2.2.
          2.3. Following receipt of a request for a Demand Registration or a Shelf Registration, the Company shall:
          (i) File the registration statement with the Commission as promptly as practicable, and shall use the Company’s best efforts to have the registration declared effective under the Securities Act as soon as reasonably practicable, in each instance giving due regard to the need to prepare current financial statements, conduct due diligence and complete other actions that are reasonably necessary to effect a registered public offering.
          (ii) Use the Company’s best efforts to keep the relevant registration statement Continuously Effective (x) if a Demand Registration, for up to two hundred seventy (270) days or until such earlier date as of which all the Registrable Securities under the Demand Registration statement shall have been disposed of in the manner described in the Registration Statement, and (y) if a Shelf Registration, for three years. Notwithstanding the foregoing, if for any reason the effectiveness of a registration pursuant to this Section 2 is suspended or, in the case of a Demand Registration, postponed as permitted by Section 2.1(ii), the foregoing period shall be extended by the aggregate number of days of such suspension or postponement.

          2.4. The Company shall be obligated to effect no more than three Demand Registrations and such number of Shelf Registrations as may be necessary to provide each and every Substantial Holder with the right to request one Shelf Registration. For purposes of the preceding sentence, registration shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, (ii) if after such registration statement has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Selling Holders and such interference is not thereafter eliminated, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Selling Holders. If the Company shall have complied with its obligations under this Agreement, a right to demand a registration pursuant to this Section 2 shall be deemed to have been satisfied (i) if a Demand Registration, upon the earlier of (x) the date as of which all of the Registrable Securities included therein shall have been disposed of pursuant to the Registration Statement, and (y) the date as of which such Demand Registration shall have been Continuously Effective for a period of two hundred seventy (270) days, and (ii) if a Shelf Registration, upon the effective date of a Shelf Registration, provided no stop order or similar order, or proceedings for such an order, is thereafter entered or initiated.
          2.5. A registration pursuant to this Section 2 shall be on Form S-3 and permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the request pursuant to Section 2.1(i) or Section 2.2, respectively. The Company agrees to file all reports required to be filed by the Company with the Commission in a timely manner so as to remain eligible or become eligible, as the case may be, and thereafter to maintain its eligibility, for the use of Form S-3. If the Company is not eligible at any time after the date hereof to use Form S-3, in order to fulfill its obligations under Section 2(i) the Company shall file a Registration Statement on Form S-1 or other appropriate form and not later than five (5) business days after the Company first meets the registration eligibility and transaction requirements for the use of Form S-3 for registration of the offer and sale by the Investors, the Company shall file a Registration Statement on Form S-3 with respect to the Registrable Securities covered by the Registration Statement on Form S-1 or other form filed pursuant to Section 2(i) (and include in such Registration Statement on Form S-3 the information required by Rule 429 under the Securities Act) or convert the Registration Statement on Form S-1 or other form, whichever is applicable, filed pursuant to Section 2(i) to a Form S-3 pursuant to Rule 429 under the Securities Act and cause such Registration Statement (or such amendment) to be declared effective no later than ninety (90) days after the date of filing of such Registration Statement (or amendment). Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to meet the requirements of Form S-3 for so long as any Registrable Securities remain outstanding and under no circumstances shall the Company be obligated to file a Registration State on any form other than Form S-3 to fulfill ist obligations under Section 2.2.
          2.6. If any registration pursuant to Section 2 involves an underwritten offering (whether on a “firm”, “best efforts” or “all reasonable efforts” basis or otherwise), or an agented offering, the Majority Selling Holders, or the Initiating Substantial Holder, as the case may be, shall have the right to select the underwriter or underwriters and manager or managers to administer such underwritten offering or the placement agent or agents for such agented offering; provided, however, that each Person so selected shall be reasonably acceptable to the Company.
          2.7. Whenever the Company shall effect a registration pursuant to this Section 2 in connection with an underwritten offering by one or more Selling Holders of Registrable Securities: (i) if such Selling Holders have requested the inclusion therein of more than one class of Registrable Securities, and the Underwriters’ Representative or Agent advises each such Selling Holder in writing that, in its opinion, the inclusion of more than one class of Registrable Securities would adversely affect such offering, the Demanding Holders holding at least a majority of the Registrable Securities proposed to be sold therein by them, shall decide which class of Registrable Securities shall be included therein in such offering and the related registration, and the other class shall be excluded; and (ii) if the Underwriters’ Representative or Agent advises each such Selling Holder in writing that, in its opinion, the amount of securities requested to be included in such offering (whether by Selling Holders or others) exceeds the amount which can be sold in such offering within a price range acceptable to the Majority Selling Holders, securities shall be included in such offering and the related registration, to the extent of the amount which can be sold within such price range, and on a pro rata basis among all Selling Holders.
     Section 3. Piggyback Registration.
          3.1. If at any time the Company proposes to register (including for this purpose a registration effected by the Company for shareholders of the Company other than the Holders) securities under the Securities Act in connection with the public offering solely for cash on Form S-1, S-2 or S-3 (or any replacement or successor forms), the Company shall promptly give each Holder of Registrable Securities written notice of such registration (a “Piggyback Registration”). Upon the written request of each Holder given within twenty (20) days following the date of such notice, the Company shall cause to be included in such registration statement and use its best efforts to be registered under the Securities Act all the Registrable Securities that each such Holder shall have requested to be registered. The Company shall have the absolute right to withdraw or cease to prepare or file any registration statement for any offering referred to in this Section 3 without any obligation or liability to any Holder.
          3.2. If the Underwriters’ Representative or Agent shall advise the Company in writing (with a copy to each Selling Holder) that, in its opinion, the amount of Registrable Securities requested to be included in such registration would materially adversely affect such offering, or the timing thereof, then the Company will include in such registration, to the extent of the amount and class which the Company is so advised can be sold without such material adverse effect in such offering: First, all securities proposed to be sold by the Company for its own account; second, the Registrable Securities requested to be included in such registration by Holders pursuant to this Section 3, and all other securities being registered pursuant to the exercise of contractual rights comparable to the rights granted in this Section 3, pro rata based on the estimated gross proceeds from the sale thereof; and third all other securities requested to be included in such registration.

          3.3. Except as set forth in Section 3.2, each Holder shall be entitled to have its Registrable Securities included in an unlimited number of Piggyback Registrations pursuant to this Section 3.
     Section 4. Registration Procedures. Whenever required under Section 2 or Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as practicable:
          4.1. Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use the Company’s best efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of the registration statement and prior to effectiveness thereof, the Company shall furnish to one firm of counsel for the Selling Holders (selected by Majority Selling Holders or the Initiating Substantial Holder, as the case may be) copies of all such documents in the form substantially as proposed to be filed with the Commission at least four (4) business days prior to filing for review and comment by such counsel.
          4.2. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and rules thereunder with respect to the disposition of all securities covered by such registration statement. If the registration is for an underwritten offering, the Company shall amend the registration statement or supplement the prospectus whenever required by the terms of the underwriting agreement entered into pursuant to Section 5.2. Subject to Rule 415 under the Securities Act, if the registration statement is a Shelf Registration, the Company shall amend the registration statement or supplement the prospectus so that it will remain current and in compliance with the requirements of the Securities Act for three years after its effective date, and if during such period any event or development occurs as a result of which the registration statement or prospectus contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Company shall promptly notify each Selling Holder, amend the registration statement or supplement the prospectus so that each will thereafter comply with the Securities Act and furnish to each Selling Holder of Registrable Shares such amended or supplemented prospectus, which each such Holder shall thereafter use in the Transfer of Registrable Shares covered by such registration statement. Pending such amendment or supplement each such Holder shall cease making offers or Transfers of Registrable Shares pursuant to the prior prospectus. In the event that any Registrable Securities included in a registration statement subject to, or required by, this Agreement remain unsold at the end of the period during which the Company is obligated to use its best efforts to maintain the effectiveness of such registration statement, the Company may file a post-effective amendment to the registration statement for the purpose of removing such Securities from registered status.
          4.3. Furnish to each Selling Holder of Registrable Securities, without charge, such numbers of copies of the registration statement, any pre-effective or post-effective amendment thereto, the prospectus, including each preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act and the rules thereunder, and such other related documents as any such Selling Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by such Selling Holder.
          4.4. Use the Company’s best efforts (i) to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or jurisdictions as shall be reasonably requested by the Underwriters’ Representative or Agent (as applicable, or if inapplicable, the Majority Selling Holders), and (ii) to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of the offer and transfer of any of the Registrable Securities in any jurisdiction, at the earliest possible moment; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
          4.5. In the event of any underwritten or agented offering, enter into and perform the Company’s obligations under an underwriting or agency agreement (including indemnification and contribution obligations of underwriters or agents), in usual and customary form, with the managing underwriter or underwriters of or agents for such offering. The Company shall also cooperate with the Majority Selling Holders or Initiating Substantial Holder, as the case may be, and the Underwriters’ Representative or Agent for such offering in the marketing of the Registrable Shares, including making available the Company’s officers, accountants, counsel, premises, books and records for such purpose, but the Company shall not be required to incur any material out-of-pocket expense pursuant to this sentence.
          4.6. Promptly notify each Selling Holder of any stop order issued or threatened to be issued by the Commission in connection therewith (and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.
          4.7. Make generally available to the Company’s security holders copies of all periodic reports, proxy statements, and other information referred to in Section 10.1 and an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than ninety (90) days following the end of the 12-month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of each registration statement filed pursuant to this Agreement.
          4.8. Make available for inspection by any Selling Holder, any underwriter participating in such offering and the representatives of such Selling Holder and Underwriter (but not more than one firm of counsel to such Selling Holders), all financial and other information as shall be reasonably requested by them, and provide the Selling Holder, any underwriter participating in such offering and the representatives of such Selling Holder and Underwriter the opportunity to discuss the business affairs of the Company with its principal executives and independent public accountants who have certified the audited financial statements included in such registration statement, in each case all as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that information that the Company determines, in good faith, to be confidential and which the

Company advises such Person in writing, is confidential shall not be disclosed unless such Person signs a confidentiality agreement reasonably satisfactory to the Company or the related Selling Holder of Registrable Securities agrees to be responsible for such Person’s breach of confidentiality on terms reasonably satisfactory to the Company.
          4.9. Use the Company’s best efforts to obtain a so-called “comfort letter” from its independent public accountants, and legal opinions of counsel to the Company addressed to the Selling Holders, in customary form and covering such matters of the type customarily covered by such letters, and in a form that shall be reasonably satisfactory to Majority Selling Holders or the Initiating Substantial Holder, as the case be. The Company shall furnish to each Selling Holder a signed counterpart of any such comfort letter or legal opinion. Delivery of any such opinion or comfort letter shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by selling shareholders who receive such comfort letters or opinions.
          4.10. Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.
          4.11. Use all reasonable efforts to cause the Registrable Securities covered by such registration statement (i) if the Common Stock is then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included for a reasonable period of time after the offering, and (ii) to be registered with or approved by such other United States or state governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders of Registrable Securities to consummate the disposition of such Registrable Securities.
          4.12. Use the Company’s reasonable efforts to provide a CUSIP number for the Registrable Securities prior to the effective date of the first registration statement including Registrable Securities.
          4.13. Take such other actions as are reasonably requested in order to expedite or facilitate the disposition of Registrable Securities included in each such registration.
     Section 5. Holders’ Obligations. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any Selling Holder of Registrable Securities that such Selling Holder shall:
          5.1. Furnish to the Company such information regarding such Selling Holder, the number of the Registrable Securities owned by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Selling Holder’s Registrable Securities, and to cooperate with the Company in preparing such registration;
          5.2. Agree to sell their Registrable Securities to the underwriters at the same price and on substantially the same terms and conditions as the Company or the other Persons on whose behalf the registration statement was being filed have agreed to sell their securities, and to execute the underwriting agreement agreed to by the Majority Selling Holders (in the case of a registration under Section 2) or the Company and the Majority Selling Holders (in the case of a registration under Section 3).
     Section 6. Expenses of Registration. Expenses in connection with registrations pursuant to this Agreement shall be allocated and paid as follows:
          6.1. With respect to each Demand Registration and Shelf Registration, the Company shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Registrable Securities with respect to such Demand Registrations for each Selling Holder (which right may be assigned to any Person to whom Registrable Securities are Transferred as permitted by Section 9), including all registration, filing and National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the reasonable fees and disbursements of counsel for the Company, and of the Company’s independent public accountants, including the expenses of “cold comfort” letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one firm of counsel for the Selling Holders of Registrable Securities (selected by Demanding Holders owning a majority of the Registrable Securities owned by Demanding Holders to be included in a Demand Registration or by the Initiating Substantial Holder, as the case may be) (the “Registration Expenses”), but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid on a pro rata basis by the Selling Holders), provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration is subsequently withdrawn at the request of the Majority Selling Holders (in which case all Selling Holders shall bear such expense), unless Holders whose Registrable Securities constitute a majority of the Registrable Securities then outstanding agree that such withdrawn registration shall constitute one of the demand registrations under Section 2 hereof.
          6.2. The Company shall bear and pay all Registration Expenses incurred in connection with any Piggyback Registrations pursuant to Section 3 for each Selling Holder (which right may be Transferred to any Person to whom Registrable Securities are Transferred as permitted by Section 9), but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid on a pro rata basis by the Selling Holders of Registrable Securities).
          6.3. Any failure of the Company to pay any Registration Expenses as required by this Section 6 shall not relieve the Company of its obligations under this Agreement.
     Section 7. Indemnification; Contribution. If any Registrable Securities are included in a registration statement under this Agreement:
          7.1. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each Selling Holder, each Person, if any, who controls such Selling Holder within the meaning of the Securities Act, and each officer, director, partner, and employee of such Selling Holder and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint or several), including attorneys’ fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):
          (i) Any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto; or
          (ii) The omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading;
provided, however, that the indemnification required by this Section 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to the Company by the indemnified party expressly for use in connection with such registration; provided, further, that the indemnity agreement contained in this Section 7 shall not apply to any underwriter to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such person at or prior to the confirmation of sale to such person if such underwriter was under an obligation to deliver such final prospectus and failed to do so. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Selling Holders.
          7.2. To the extent permitted by applicable law, each Selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who shall have signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any other Selling Holder, any controlling Person of any such other Selling Holder and each officer, director, partner, and employee of such other Selling Holder and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint and several), including attorneys’ fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Selling Holder expressly for use in connection with such registration; provided, however, that (x) the indemnification required by this Section 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if settlement is effected without the consent of the relevant Selling Holder of Registrable Securities, which consent shall not be unreasonably withheld, and (y) in no event shall the amount of any indemnity under this Section 7.2 exceed the gross proceeds from the applicable offering received by such Selling Holder.
          7.3. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 7, such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and disbursements and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7 but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this Section 7. Any fees and expenses incurred by the indemnified party (including any fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within thirty (30) days of written notice thereof to the indemnifying party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder). Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels). No indemnifying party shall be liable to an indemnified party for any settlement of any action, proceeding or claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.
          7.4. If the indemnification required by this Section 7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 7:
          (i) The indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7.1 and Section 7.2, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.
          (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 7.4(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
          7.5. If indemnification is available under this Section 7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 7 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in Section 7.4.
          7.6. The obligations of the Company and the Selling Holders of Registrable Securities under this Section 7 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement under this Agreement, and otherwise.
     Section 8. Transfer of Registration Rights. Rights with respect to Registrable Securities may be Transferred as follows: (i) the rights of a Substantial Holder to require a Shelf Registration pursuant to Section 2.2 may be Transferred to any Person in connection with the Transfer to such Person by such Substantial Holder of a number of Registrable Securities equal to 25% or more of the Registrable Securities outstanding on the date of this Agreement, and (ii) all other rights of a Holder with respect to Registrable Securities pursuant to this Agreement may be Transferred by such Holder to any of its Person in connection with the Transfer of Registrable Securities to such Person, in all cases, if (x) any such Transferee that is not a party to this Agreement shall have executed and delivered to the Secretary of the Company a properly completed agreement substantially in the form of Exhibit A, and (y) the Transferor shall have delivered to the Secretary of the Company, no later than fifteen (15) days following the date of the Transfer, written notification of such Transfer setting forth the name of the Transferor, name and address of the Transferee, and the number of Registrable Securities which shall have been so Transferred.
     Section 9. Holdback. Each Holder entitled pursuant to this Agreement to have Registrable Securities included in a registration statement prepared pursuant to this Agreement, if so requested by the Underwriters’ Representative or Agent in connection with an offering of any Registrable Securities, shall not effect any public sale or distribution of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, including a sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten or agented registration), during the fifteen (15) day period prior to, and during the ninety (90) day period beginning on, the date such registration statement is declared effective under the Securities Act by the Commission, provided that such Holder is timely notified of such effective date in writing by the Company or such Underwriters’ Representative or Agent. In order to enforce the foregoing covenant, the Company shall be entitled to impose stop-transfer instructions with respect to the Registrable Securities of each Holder until the end of such period.
     Section 10. Covenants of the Company. The Company hereby agrees and covenants as follows:
          10.1. The Company shall file as and when applicable, on a timely basis, all reports required to be filed by it under the Exchange Act. If the Company is not required to file reports pursuant to the Exchange Act, upon the request of any Holder of Registrable Securities, the Company shall make publicly available the information specified in subparagraph (c)(2) of Rule 144 of the Securities Act, and take such further action as may be reasonably required from time to time and as may be within the reasonable control of the Company, to enable the Holders to Transfer Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act or any similar rule or regulation hereafter adopted by the Commission.
          10.2.
          (i) The Company shall not, and shall permit its majority owned subsidiaries to, effect any public sale or distribution of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, during the five (5) business days prior to, and during the ninety (90) day period beginning on, the commencement of a public distribution of the Registrable Securities pursuant to any registration statement prepared pursuant to this Agreement (other than by the Company pursuant to such registration if the registration is on Form S-4, Form S-8 or any successor forms to such forms or pursuant to Section 3 or such other registration rights agreements as may be approved in writing by the Majority Selling Holders or the Initiating Substantial Holder, as the case may be).

          (ii) Any agreement entered into after the date of this Agreement pursuant to which the Company or any of its majority owned subsidiaries issues or agrees to issue any privately placed securities similar to any issue of the Registrable Securities (other than (x) shares of Common Stock pursuant to a stock incentive, stock option, stock bonus, stock purchase or other employee benefit plan of the Company approved by its Board of Directors, and (y) securities issued to Persons in exchange for ownership interests in any Person in connection with a business combination in which the Company or any of its majority owned subsidiaries is a party) shall contain a provision whereby holders of such securities agree not to effect any public sale or distribution of any such securities during the periods described in the first sentence of Section 10.2(i), in each case including a sale pursuant to Rule 144 under the Securities Act (unless such Person is prevented by applicable statute or regulation from entering into such an agreement).
          10.3. The Company shall not grant to any Person (other than a Holder of Registrable Securities) any registration rights with respect to securities of the Company, or enter into any agreement, that would entitle the holder thereof to have securities owned by it included in a Demand Registration or Shelf Registration.
     Section 11. Amendment, Modification and Waivers; Further Assurances.
          (i) This Agreement may be amended with the consent of the Company and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent of Holders owning Registrable Securities possessing a majority in number of the Registrable Securities then outstanding to such amendment, action or omission to act.
          (ii) No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.
          (iii) Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.
     Section 12. Assignment; Benefit. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, assigns, executors, administrators or successors; provided, however, that except as specifically provided herein with respect to certain matters, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by the Company without the prior written consent of Holders owning Registrable Securities possessing a majority in number of the Registrable Securities outstanding on the date as of which such delegation or assignment is to become effective. A Holder may Transfer its rights hereunder to a successor in interest to the Registrable Securities owned by such assignor only as permitted by Section 8.
     Section 13. Miscellaneous.
          13.1. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
          13.2. Notices. All notices and requests given pursuant to this Agreement shall be in writing and shall be made by hand-delivery, first-class mail (registered or certified, return receipt requested), confirmed facsimile or overnight air courier guaranteeing next business day delivery to the relevant address specified on Schedule 1 to this Agreement or in the relevant agreement in the form of Exhibit A whereby such party became bound by the provisions of this Agreement. Except as otherwise provided in this Agreement, the date of each such notice and request shall be deemed to be, and the date on which each such notice and request shall be deemed given shall be: at the time delivered, if personally delivered or mailed; when receipt is acknowledged, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next business day delivery.
          13.3. Entire Agreement; Integration. This Agreement supersedes all prior agreements between or among any of the parties hereto with respect to the subject matter contained herein and therein, and such agreements embody the entire understanding among the parties relating to such subject matter.
          13.4. Injunctive Relief. Each of the parties hereto acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties therefore agrees that in the event of such a breach hereof the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach hereof. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.
          13.5. Section Headings. Section headings are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

          13.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one and the same instrument. All signatures need not be on the same counterpart.
          13.7. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement, unless the result thereof would be unreasonable, in which case the parties hereto shall negotiate in good faith as to appropriate amendments hereto.
          13.8. Filing. A copy of this Agreement and of all amendments thereto shall be filed at the principal executive office of the Company with the corporate recorder of the Company.
          13.9. Termination. This Agreement may be terminated at any time by a written instrument signed by the parties hereto. Unless sooner terminated in accordance with the preceding sentence, this Agreement (other than Section 7 hereof) shall terminate in its entirety on such date as there shall be no Registrable Securities outstanding, provided that any shares of Common Stock previously subject to this Agreement shall not be Registrable Securities following the sale of any such shares in an offering registered pursuant to this Agreement.
          13.10. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees (including any fees incurred in any appeal) in addition to its costs and expenses and any other available remedy.
          13.11. No Third Party Beneficiaries. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective permitted assigns, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

The Company:

[___]**

By:
Name:
Title:

The Principal Investor:

**	Insert new name of the Company

MATLINPATTERSION FA ACQUISITION LLC

By:
Name:
Title:

The Other Investors:

[insert signature blocks for any Co-Investors]

EXHIBIT A
to
Registration
Rights Agreement
AGREEMENT TO BE BOUND
BY THE REGISTRATION RIGHTS AGREEMENT
     The undersigned, being the transferee of                      shares of the common stock, $.01 par value per share [or describe other capital stock received in exchange for such common stock] (the “Registrable Securities”), of [___]6, a New York corporation (the “Company”), as a condition to the receipt of such Registrable Securities, acknowledges that matters pertaining to the registration of such Registrable Securities is governed by the Registration Rights Agreement dated as of [___]7, 2007 initially among the Company and the Holders referred to therein (the “Agreement”), and the undersigned hereby (1) acknowledges receipt of a copy of the Agreement, and (2) agrees to be bound as a Holder by the terms of the Agreement, as the same has been or may be amended from time to time.
     Agreed to this ___day of                     ,                     .

                                                            *
                                                            *

* Include address for notices.

[6]	Insert new name of the Company.

[7]	Insert Closing Date

A-1

SCHEDULE 1
to
Registration Rights Agreement
Address for Notices:
1. The Company.
First Albany Companies Inc.
677 Broadway
Albany, NY 12207
Attention: General Counsel
Facsimile: (518) 447-8606
2. The Principal Investor.
MatlinPatterson FA Acquisition LLC
c/o MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention: General Counsel
Fax: (212) 651-4011
[add notice addresses for any Other Investors]

A-2